Exhibit 99.2

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This report, including this Exhibit 99.2, may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from the expectations contained in the forward-looking statements. The forward-looking statements herein include statements addressing management’s views with respect to future financial and operating results and the benefits, efficiencies and savings to be derived from the Company’s integration plans to consolidate its distribution network.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes; changes in U.S. government policies (including reimbursement changes arising from the Medicare Modernization Act); market interest rates; operational or control issues arising from AmerisourceBergen’s outsourcing of information technology activities; success of the Pharmaceutical Distribution segment’s ability to transition its business model to fee-for-service; success of integration, restructuring or systems initiatives; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in the section entitled “Risk Factors” and elsewhere in this report.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

SUMMARY

Unless this report indicates otherwise or the context otherwise requires, the terms “AmerisourceBergen,” “we,” “our,” “our Company,” “the Company,” or “us” as used in this report refer to AmerisourceBergen Corporation and its subsidiaries and the term “fiscal year” refers to the twelve-month period ending on September 30 of the applicable year.

Our Company

We are one of the largest pharmaceutical services companies in the United States, with total revenue of approximately $40.7 billion, and net income of $245.1 million, in each case, for the nine months ended June 30, 2005.

Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. More specifically, we distribute a comprehensive offering of brand name and generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipment to a wide variety of healthcare providers located throughout the United States, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order facilities, physicians, clinics and other alternate site facilities, and skilled nursing and assisted living centers. We also provide pharmaceuticals and pharmacy services to long-term care, workers’ compensation and specialty drug patients. Additionally, we furnish healthcare providers and pharmaceutical manufacturers with an assortment of services, including pharmacy automation, pharmaceutical packaging, inventory management, reimbursement and pharmaceutical consulting services, logistics services, and physician education, all of which are designed to reduce costs and improve patient outcomes.

We are organized based upon the products and services we provide to our customers, and substantially all of our operations are located in the United States. The Company’s operations are comprised of two reportable segments: Pharmaceutical Distribution and PharMerica.

The Pharmaceutical Distribution segment includes the operations of AmerisourceBergen Drug Corporation (“ABDC”) and the AmerisourceBergen Specialty, Packaging and Technology Groups. The Pharmaceutical Distribution segment’s operations provide drug distribution and related services throughout the United States and Puerto Rico. The drug distribution operations of ABDC and AmerisourceBergen Specialty Group (“ABSG”) comprised over 90% of the segment’s operating revenue and operating income in the nine-month period ended June 30, 2005. ABSG, through a number of individual operating businesses, provides distribution and other services, including group purchasing services to physicians and alternate care providers who specialize in a variety of disease states, including oncology, nephrology, and rheumatology. ABSG also distributes vaccines, other injectables, plasma and other blood products. In addition, through its manufacturer services and physician and patient services businesses, ABSG provides a number of commercialization, third party logistics and other services for biotech and other pharmaceutical manufacturers, reimbursement consulting, practice management, and physician education. The AmerisourceBergen Packaging Group consists of American Health Packaging and Anderson Packaging (“Anderson”). American Health Packaging delivers unit dose, punch card, unit-of-use and other packaging solutions to institutional and retail healthcare providers. Anderson is a leading provider of contracted packaging services for pharmaceutical manufacturers. The AmerisourceBergen Technology Group (“ABTG”) provides scalable automated pharmacy dispensing equipment and medication and supply dispensing cabinets to a variety of retail and institutional healthcare providers. ABTG also provides supply management software for institutional and retail healthcare providers designed to improve efficiency.

The PharMerica segment includes the operations of the PharMerica long-term care business (“Long-Term Care”) and a workers’ compensation-related business (“Workers’ Compensation”). Long-Term Care is a leading national provider of pharmacy products and services to patients in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities and residential living communities. Long-Term Care institutional pharmacy business involves the purchase of bulk quantities of prescription and nonprescription pharmaceuticals, principally from our Pharmaceutical Distribution segment, and the distribution of those products to residents in long-term care and alternate site facilities. Unlike hospitals, most long-term and alternate care facilities do not have onsite pharmacies to dispense prescription drugs, but depend instead on institutional pharmacies, such as Long-Term Care, to provide the necessary pharmacy products and services and to play an integral role in monitoring patient medication. Long-Term Care pharmacies dispense pharmaceuticals in patient-specific packaging in accordance with physician orders. In addition, Long-Term Care provides infusion therapy services and Medicare Part B products, as well as formulary management and other pharmacy consulting services. Workers’ Compensation business provides mail order and on-line pharmacy services to chronically and catastrophically ill patients under workers’ compensation programs, and provides pharmaceutical claims administration services for payors. Workers’ Compensation services include home delivery of prescription drugs, medical supplies and equipment and an array of computer software solutions to reduce the payor’s administrative costs.

Strategy

Our business strategy is focused solely on the pharmaceutical supply channel where we provide value-added distribution and service solutions to healthcare providers and pharmaceutical manufacturers that increase channel efficiencies and improve patient outcomes. This disciplined, focused strategy has significantly expanded our business, and we believe we are well-positioned to continue to grow revenue and increase operating income through the execution of the following key elements of our business strategy:

•	Optimize and Grow Our Distribution Business. We believe we are well-positioned in size and market breadth to continue to grow our distribution business as we invest to improve our operating and capital efficiencies. Distribution anchors our growth and position in the pharmaceutical supply channel as we: (i) provide superior distribution services and (ii) deliver value-added solutions which improve the efficiency and competitiveness of both healthcare providers and pharmaceutical manufacturers, thus allowing the pharmaceutical supply channel to better deliver healthcare to patients.

We believe we have one of the lowest cost operating structures among our major national competitors, and to further improve our position we launched our Optimiz™ program in fiscal 2001. As revised, the Optimiz™ program consists of reducing the distribution facility network from an original total of 51 facilities to less than 30 facilities in the next one to two years. The plan includes building six new facilities (four of which were operational as of June 30, 2005), closing facilities (twenty-two of which have been closed) and implementing a new warehouse operating system. Construction activities on the remaining two new facilities are ongoing (one of which will be operational by the end of calendar 2005). We anticipate closing a total of six facilities by the end of fiscal 2005 or shortly thereafter, five of which have been closed as of the date of this report. These measures have been designed to reduce operating costs, to provide greater access to financing sources and to reduce our cost of capital. In addition, we believe we will continue to achieve productivity and operating income gains as we invest in and continue to implement warehouse automation technology, adopt “best practices” in warehousing activities, and increase operating leverage by increasing volume per full-service distribution facility.

•

Grow Our Specialty Pharmaceutical Business. Representing more than $5.5 billion in annual operating revenue during fiscal year 2004, ABSG, our specialty pharmaceuticals business, has a significant presence in this rapidly growing part of the pharmaceutical supply channel. With distribution and value-added services to physicians who specialize in a variety of disease states and a broad array of commercialization services for manufacturers, ABSG is a well-developed platform for growth. We are the leader in distribution and physician services to oncologists and have leading positions in nephrology and rheumatology. We also distribute vaccines and blood plasma and are well-positioned to service and support many of the new biotech therapies which will be coming to market in the near future.

We expect to continue to expand our manufacturer services, which help pharmaceutical manufacturers, especially in the biotechnology sector, commercialize their products in the channel. We are a provider of reimbursement services that assist pharmaceutical companies launch drugs with targeted populations and also support the products in the channel. We are providing physician education services, third party logistics and specialty pharmacy services to help speed products to market.

•	Expand Services in the Pharmaceutical Supply Channel. We offer value-added services and solutions to assist manufacturers and healthcare providers to improve their efficiency and their patient outcomes. Programs for manufacturers such as assistance with rapid new product launches, promotional and marketing services to accelerate product sales, custom packaging, product data reporting, logistical support, and workers’ compensation are all examples of value-added solutions we currently offer. We are continually seeking to expand our offerings.

Our provider solutions include: our Good Neighbor Pharmacy® program, which enables independent community pharmacies and small chain drugstores to compete more effectively through pharmaceutical benefit and merchandising programs; best-priced generic product purchasing services; hospital pharmacy consulting designed to improve operational efficiencies; scalable automated pharmacy dispensing equipment; and packaging services that deliver unit dose, punch card and other compliance packaging for institutional and retail pharmacy customers. We also continue to pursue enhancements to our services and programs.

We believe these services will continue to expand, further contributing to our revenue and income growth.

Industry Overview

We have benefited from the significant growth of the pharmaceutical industry in the United States. According to IMS Healthcare, Inc., an independent third party provider of information to the pharmaceutical and healthcare industry, industry sales are expected to grow annually from 7% to 10% through 2008.

The factors contributing to the growth of the pharmaceutical industry in the United States, and other industry trends, include:

Aging Population. The number of individuals over age 55 in the United States grew from approximately 52 million in 1990 to approximately 59 million in 2000 and is projected to increase to more than 75 million by the year 2010. This age group suffers from a greater incidence of chronic illnesses and disabilities than the rest of the population and is estimated to account for approximately two-thirds of total healthcare expenditures in the United States.

Introduction of New Pharmaceuticals. Traditional research and development, as well as the advent of new research, production and delivery methods, such as biotechnology and gene research and therapy, continue to generate new compounds and delivery methods that are more effective in treating diseases. These compounds have been responsible for significant increases in pharmaceutical sales. We believe ongoing research and development expenditures by the leading pharmaceutical manufacturers will contribute to continued growth of the industry.

Increased Use of Drug Therapies. In response to rising healthcare costs, governmental and private payors have adopted cost containment measures that encourage the use of efficient drug therapies to prevent or treat diseases. While national attention has been focused on the overall increase in aggregate healthcare costs, we believe drug therapy has had a beneficial impact on overall healthcare costs by reducing expensive surgeries and prolonged hospital stays. Pharmaceuticals currently account for approximately 10% of overall healthcare costs.

Pharmaceutical manufacturers’ continued emphasis on research and development is expected to result in the continuing introduction of cost-effective drug therapies.

Pharmaceutical Supply Channel Changes. Historically, we and our major pharmaceutical distribution competitors derived a significant portion of our pharmaceutical distribution gross margin from price increases. Historically, pharmaceutical price increases have equaled or exceeded the overall Consumer Price Index. We believe these increases were due in large part to the relatively inelastic demand notwithstanding higher prices charged for patented drugs as pharmaceutical manufacturers have attempted to recoup costs associated with the development, clinical testing and U.S. Food and Drug Administration approval of new products. Recently, pharmaceutical manufacturers have been under significant pressure to reduce the rate of pharmaceutical price increases. During fiscal 2004, we experienced less pharmaceutical price increases than in the prior fiscal year. While we expect pharmaceutical price increases to occur in the future, we cannot predict the rate at which such prices will increase or the frequency of increases.

We and our major competitors are in the midst of a transition to a fee-for-service model where we and our major competitors are compensated for the services provided to manufacturers versus one that is dependent upon manufacturer price increases. There can be no assurance that the fee-for-service transition will proceed successfully or that our profitability will not be significantly reduced by the transition.

Medicare Prescription Drug Improvement, and Modernization Act of 2003 (“Medicare Modernization Act”). We expect that the reimbursement rates for certain pharmaceuticals and certain patients will be reduced in the future as a result of the implementation of the Medicare Modernization Act by the U.S. Department of Health and Human Services. These changes may adversely affect our AmerisourceBergen Specialty Group and our Long-Term Care businesses.

Expiration of Patents for Brand Name Pharmaceuticals. A significant number of patents for widely-used brand name pharmaceutical products will expire during the next several years. These products are expected to be marketed by generic pharmaceutical manufacturers and distributed by distributors like us. We consider this a favorable trend because generic products have historically provided a greater gross profit margin opportunity than brand name products.

The Refinancing

On August 25, 2005, we commenced a tender offer to repurchase all of our $500 million principal amount 8.125% Senior Notes due 2008 and $300 million principal amount 7.25% Senior Notes due 2012. We refer to the 8.125% Senior Notes due 2008 and the 7.25% Senior Notes due 2012 collectively as our “Existing Notes”. In connection with the tender offer, we are soliciting the consents of the holders of our Existing Notes to amendments to the indentures governing the Existing Notes that eliminate substantially all of the covenants and restrictions contained therein. The tender offer is conditioned upon, among other things, there being validly tendered and not withdrawn not less than a majority in aggregate principal amount of the 8.125% Senior Notes due 2008 and the 7.25% Senior Notes due 2012 and the successful raising or placing of debt on conditions satisfactory to us. We intend to use the net proceeds of this offering to pay for the purchase price of tendered Existing Notes, the consent payments and fees and expenses of the tender offer and consent solicitation. The tender offer and consent solicitation with respect to the Existing Notes and this offering of notes and the use of the proceeds therefrom are referred to collectively as the “Refinancing”.

Recent Developments

Subject to the completion of the Refinancing, our board of directors has authorized an increase in our current common stock repurchase program, begun in May 2005, to a total availability of $750 million. We have repurchased $94 million of the $450 million initially authorized, and would add approximately $394 million of common stock repurchase to the program upon completion of the Refinancing.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes consolidated financial data of the Company as of and for the fiscal years ended September 30, 2002, 2003 and 2004 and as of and for the nine months ended June 30, 2004 and 2005. The financial and other data as of September 30, 2004 and for each of the three years in the period ended September 30, 2004 have been derived from our audited consolidated financial statements, as adjusted for discontinued operations. Reclassifications have been made to the financial and other data for each of the three years in the period ended September 30, 2004 to reflect our current fiscal year decision to discontinue the operations of our patient safety software and cosmetics distribution businesses as a result of their divestiture. These reclassifications, which have been made in order to conform the prior years to the current-year presentation, have not been made to the financial data included in the annual report of AmerisourceBergen on Form 10-K for fiscal year ended September 30, 2004. The financial and other data as of and for the nine months ended June 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements. In the opinion of our management, all adjustments (consisting of only normal recurring accruals except as disclosed in the notes to the unaudited consolidated financial statements) necessary for a fair presentation of the unaudited financial data have been reflected therein. Operating results for the nine months ended June 30, 2004 and 2005 are not necessarily indicative of the results that may be expected for the full year. The summary unaudited consolidated financial data set forth below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this report.

The summary as adjusted balance sheet data as of June 30, 2005 presented below gives effect to the note offering and the application of the proceeds therefrom as if they occurred on June 30, 2005. The summary as adjusted balance sheet data presented below is not necessarily indicative of either our future financial condition or our financial condition that might have been achieved if the note offering had been consummated on June 30, 2005.

	For the Fiscal Year Ended September 30,			For the Nine Months Ended June 30,
	2002	2003	2004	2004	2005
			(unaudited)
			(in thousands)
Statement of Operations Data:
Operating revenue	$40,163,387	$45,463,400	$48,812,452	$36,681,609	$37,047,741
Bulk deliveries to customer warehouses	4,994,080	4,120,639	4,308,339	3,064,951	3,611,227

Total revenue	45,157,467	49,584,039	53,120,791	39,746,560	40,658,968
Gross profit(1)(2)	2,009,821	2,225,613	2,166,430	1,675,735	1,458,410
Operating expenses:
Distribution, selling and administrative	1,209,298	1,261,357	1,184,529	890,483	900,183
Depreciation and amortization	60,667	69,197	73,425	53,613	60,303
Facility consolidations, employee severance and other(3)	24,244	8,930	7,517	5,319	15,976

Total operating expenses	1,294,209	1,339,484	1,265,471	949,415	976,462
Operating income(1)(2)	715,612	886,129	900,959	726,320	481,948
Other loss (income)(4)	5,647	8,015	(6,236)	(5,985)	(1,150)
Interest expense, net	140,734	144,748	112,704	89,222	47,868
Loss on early retirement of debt	—	4,220	23,592	23,592	1,015

Income from continuing operations before taxes and cumulative effect of change in accounting(1)(2)	569,231	729,146	770,899	619,491	434,215
Income taxes	225,988	286,081	296,025	238,504	163,636

Income from continuing operations before cumulative effect of change in accounting(1)(2)	343,243	443,065	474,874	380,987	270,579
(Income) loss from discontinued operations, net of tax	(1,698)	1,836	6,484	4,586	15,263
Cumulative effect of change in accounting, net of tax(1)	—	—	—	—	10,172

Net income	$344,941	$441,229	$468,390	$376,401	$245,144

	As of September 30, 2004	As of June 30, 2005	As adjusted As of June 30, 2005 (5)
	(unaudited)
	(in thousands)

Balance Sheet Data:
Cash and cash equivalents	$ 871,343	$993,731	$975,231
Total assets	11,654,003	11,406,961	11,437,153
Total debt	1,438,471	857,532	957,532
Stockholders’ equity	4,339,045	4,184,365	4,114,556

	For the Fiscal Year Ended September 30,			For the Nine Months Ended June 30,
	2002	2003	2004	2004	2005
	(unaudited)
	(in thousands)

Cash Flow Data:
Net cash provided by operating activities	$535,926	$354,815	$825,081	$661,372	$1,250,550
Net cash used in investing activities	(202,814)	(201,809)	(242,222)	(211,891)	(141,281)
Net cash provided by (used in) financing activities	32,602	(16,310)	(511,552)	(346,346)	(986,881)

	As of or for the Fiscal Year Ended September 30,			As of or for the Nine Months Ended June 30,
	2002	2003	2004	2004	2005
	(unaudited)
	(dollars in thousands)

Operating Data:
Capital expenditures	$64,159	$90,554	$189,278	$143,931	$163,592
Ratio of earnings to fixed charges(6)	4.9	5.8	7.1	7.3	7.3
Total debt as a percentage of total capitalization	35.4%	30.8%	24.9%	24.9%	17.0%
Inventory turnover	7.1	6.7	8.2	8.1	9.8
Average days sales outstanding	17.3	17.7	17.7	17.6	16.0

(1)	Effective October 1, 2004, the Company changed its method of recognizing cash discounts and other related manufacturer incentives. The Company previously recognized cash discounts as a reduction of cost of goods sold when earned, which was primarily upon payment of vendor invoices. The Company now records cash discounts as a component of inventory cost and recognizes such discounts as a reduction to cost of goods sold upon the sale of the inventory. In connection with the Company’s transition to a fee-for-service model, the Company believes the change in accounting method provides a more objectively determinable method of recognizing cash discounts and a better matching of inventory cost to revenue, as inventory turnover rates are expected to continue to improve.

The Company recorded a $10.2 million charge for the cumulative effect of change in accounting (net of tax of $6.3 million) in the consolidated statement of operations for the nine months ended June 30, 2005. This $10.2 million cumulative effect charge reduced diluted earnings per share by $0.09 for the nine months ended June 30, 2005. The accounting change is incorporated in the Company’s results of operations for the nine months ended June 30, 2005. The change improved earnings from continuing operations in the nine months ended June 30, 2005 by approximately $9.8 million, net of tax, or $0.09 per diluted share from continuing operations.

Had the Company used its current method of accounting for recognizing cash discounts and other related manufacturer incentives for each of the three fiscal years ended September 30, 2004 and for the nine months ended June 30, 2004, diluted earnings per share from continuing operations would have been higher by $0.02 for fiscal 2002, lower by $0.08 for fiscal 2003, lower by $0.02 for fiscal 2004 and unchanged for the nine months ended September 30, 2004.

(2)	Includes gains from antitrust litigation settlements: $23.4 million in fiscal 2004 and for the nine months ended June 30, 2004, net of income taxes of $14.6 million and $24.7 million for the nine months ended June 30, 2005, net of income taxes of $15.4 million.

(3)	Other expenses include $24.2 million of merger costs in fiscal 2002 in connection with the Bergen acquisition and an impairment charge of $5.3 million during the nine months ended June 30, 2005 relating to certain intangible assets held by ABTG.

(4)	In fiscal 2002 and 2003, the Company incurred other losses of $5.6 million and $8.0 million, respectively, primarily consisting of impairment charges relating to investments in technology companies. Other income of $6.2 million and $6.0 million in fiscal 2004 and for the nine months ended June 30, 2004, respectively, primarily consist of a liquidating dividend received by the Company relating to an investment in a technology company. Other income of $1.2 million for the nine months ended June 30, 2005 primarily relates to income received from an investment in a technology company.

(5)	As adjusted to give effect to the issuance of $900 million in principal amount of the new notes, and the ultimate application of the proceeds therefrom to repay the 8.125% senior notes due 2008 and to repay the 7.25% senior notes due 2012, which although not assured, is our current intention.

(6)	Ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of income from continuing operations, before taxes, adjusted for income or loss from equity investees, plus fixed charges and amortization of capitalized interest. “Fixed charges” include interest expensed and capitalized, amortization of deferred financing costs and an estimate of the interest within rental expense.

RISK FACTORS RELATED TO OUR BUSINESS

Intense competition may erode our profit margins.

The distribution of pharmaceuticals and related healthcare solutions is highly competitive. We compete with national wholesale distributors of pharmaceuticals such as Cardinal Health, Inc. and McKesson Corporation; regional and local distributors of pharmaceuticals; chain drugstores that warehouse their own pharmaceuticals; manufacturers who distribute their products directly to customers; specialty distributors; and other healthcare providers. The Long-Term Care and Workers’ Compensation businesses in which PharMerica operates also are highly competitive.

Competitive pressures have contributed to a decline in our gross profit margins on operating revenue from 5.42% in fiscal 2001 to 4.44% in fiscal 2004. This trend may continue and our business could be adversely affected as a result.

Our operating revenue and profitability may suffer upon the loss of a significant customer.

Our top ten customers represented approximately 31% of operating revenue for the nine months ended June 30, 2005. Our largest individual customer accounted for approximately 7.4% of our operating revenue for the nine months ended June 30, 2005. We also have contracts with group purchasing organizations (“GPOs”), each of which functions as a purchasing agent on behalf of its members, who are hospitals, pharmacies or other healthcare providers. Approximately 14% of our operating revenue for the nine months ended June 30, 2005 was derived from our three largest GPO relationships (Novation, LLC, United Drug Stores and Premier Purchasing Partners, L.P.). We may lose a significant customer or GPO relationship if any existing contract with such customer or GPO expires without being extended, renewed, renegotiated or replaced or is terminated by the customer or GPO prior to expiration, to the extent such early termination is permitted by the contract. A number of our contracts with significant customers or GPOs are typically subject to expiration each year and we may lose any of these customers or GPO relationships if we are unable to extend, renew, renegotiate or replace the contracts. The loss of any significant customer or GPO relationship could adversely affect future operating revenue and profitability.

Our operating revenue and profitability may suffer upon the bankruptcy, insolvency or other credit failure of a significant customer.

Most of our customers buy pharmaceuticals and other products and services from us on credit. Credit is made available to customers based on our assessment and analysis of creditworthiness. Although we often try to obtain a security interest in assets and other arrangements intended to protect our credit exposure, we generally are either subordinated to the position of the primary lenders to our customers or substantially unsecured. The bankruptcy, insolvency or other credit failure of any customer at a time when the customer has a substantial account payable balance due to us could have a material adverse affect on our results of operations. At June 30, 2005, the largest trade receivable due from a single customer represented approximately 12% of accounts receivable, net.

Our results of operations may suffer upon the bankruptcy, insolvency or other credit failure of a significant supplier.

Our relationships with pharmaceutical suppliers give rise to substantial amounts that are due to us from the suppliers, including amounts due to us for returned goods or defective goods and amounts due to us for services provided to the suppliers. The bankruptcy, insolvency or other credit failure of any customer at a time when the supplier has a substantial account payable balance due to us could have a material adverse affect on our results of operations.

The Company’s Pharmaceutical Distribution segment is transitioning its business model.

The Company’s Pharmaceutical Distribution segment is in the midst of a business model transition with respect to how it is compensated for services it provides to pharmaceutical manufacturers. Historically, suppliers helped us generate gross profit in several ways, including cash discounts for prompt payments, inventory buying opportunities, rebates, inventory management and other agreements, vendor program arrangements, negotiated deals and other promotional opportunities.

Historically, a significant portion of the gross margin for our pharmaceutical business had been derived from our ability to purchase merchandise inventories in advance of pharmaceutical price increases and then hold these inventories until pharmaceutical prices increase, thereby generating a larger gross margin upon sale of the inventories. Over the last two years, however, pharmaceutical manufacturers have been increasing their control over the pharmaceutical supply channel by using product allocation methods, including imposition of inventory management agreements (“IMAs”). Under most IMAs we are paid for not speculating with respect to pharmaceutical price increases. However, in most cases our compensation under IMAs continues to be predicated upon pharmaceutical price increases. Additionally, pharmaceutical manufacturers increasingly have been restricting our ability to purchase their products from alternate sources.

All of the above has resulted in significant volatility in the gross margin for our pharmaceutical distribution business and, therefore, we are in the midst of an effort to shift our business to a fee-for-service model where we are compensated for the services we provide manufacturers versus one that is dependent upon manufacturer price increases (as is the case with the IMA model). We have been and are continuing to work with our pharmaceutical manufacturer partners to define fee-for-service terms that will adequately compensate us for our services. We expect to have agreements—either fee-for-service agreements or hybrid agreements that have some attributes of IMAs and some attributes of fee-for-service agreements—in place with a substantial majority of the large branded manufacturers by the end of calendar 2005. There can be no assurance that this business model transition will be successful or that the timing of that transition will occur as anticipated by the Company. If the transition does not proceed successfully, the Company may not be adequately compensated and its profitability may be significantly reduced.

Increasing efforts by pharmaceutical manufacturers to control the pharmaceutical supply channel may reduce our profitability.

The supply channel business model transition described above has the potential to affect the profitability of customer contracts that were developed under a business model that was predicated on price increases and high inventory levels. Many of our contracts with healthcare providers are multi-year contracts that cannot be terminated or amended in the event of such changes in our relationships with manufacturers. Accordingly, the advent of such changes may have the effect of reducing, or even eliminating, our profitability on such contracts through the end of the applicable contract periods. We intend to seek rights in future contracts to adjust pricing and other terms if adverse supply chain developments or other adverse changes affecting our profitability structure for distribution services should arise. There can be no assurance that we will be able to obtain such contractual rights or that such rights will be adequate to offset the effect of any such adverse developments or changes.

Increasing governmental efforts to regulate the pharmaceutical supply channel may increase our costs and reduce our profitability.

The healthcare industry is highly regulated at the local, state and federal level. Consequently, we are subject to the risk of changes in various local, state and federal laws, which include operating and security standards of the DEA, the FDA, various state boards of pharmacy and comparable agencies. In recent years, some states have passed or have proposed laws and regulations that are intended to protect the integrity of the supply channel but that also may substantially increase the costs and burden of pharmaceutical distribution.

Legal and regulatory changes affecting rates of reimbursement for pharmaceuticals and/or medical treatments or services may reduce our profitability.

Both our own profit margins and the profit margins of our customers may be adversely affected by laws and regulations reducing reimbursement rates for pharmaceuticals and/or medical treatments or services or changing the methodology by which reimbursement levels are determined. Many of our contracts with healthcare providers are multi-year contracts from which we derive profit based upon existing reimbursement rates and methodology. Many of these contracts cannot be terminated or amended in the event of such legal and regulatory changes. Accordingly, such changes may have the effect of reducing, or even eliminating, our profitability on such contracts until the end of the applicable contract periods. We intend to seek rights in future contracts, particularly in our Pharmaceutical Distribution segment, to adjust pricing and other terms if adverse legal and regulatory developments should arise. There can be no assurance that we will be able to obtain such contractual rights or that such rights will be adequate to offset the effect of any adverse developments or changes.

AmerisourceBergen Specialty Group’s business may be adversely affected in the future by recent and proposed changes in the Medicare reimbursement rates for certain pharmaceuticals, including oncology drugs. The reimbursement changes that have been implemented by the U.S. Department of Health and Human Services starting in January 2005 pursuant to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“Medicare Modernization Act”), or that may be proposed in the future, may have the effect of reducing the amount of medications purchased by physicians for administration in their offices and may force patients to other healthcare providers. Since the AmerisourceBergen Specialty Group provides a number of services to or through physicians, patients shifts from physicians to other healthcare providers may result in slower growth or lower revenues for the AmerisourceBergen Specialty Group. Although the AmerisourceBergen Specialty Group has contingency plans to enable it to retain and grow the business it conducts with and through physicians, there can be no assurance that it will retain or replace all of the revenue currently going through the physician channel or that such revenue will be as profitable.

The Medicare Modernization Act includes a major expansion of the Medicare prescription drug benefit under new Medicare Part D. Beginning in 2006, Medicare beneficiaries will be eligible to enroll in prescription drug plans that will be offered by private entities, and will be eligible for varying levels of coverage of outpatient prescription drugs. Medicare beneficiaries who will have all or a substantial portion of their prescription drug costs covered by the new Medicare drug benefit include those nursing home residents served by the Long-Term Care business whose drug costs are currently covered by state Medicaid programs. In January 2005, the Centers for Medicare and Medicaid Services (“CMS”) of the U.S. Department of Health and Human Services published final rules for the new voluntary prescription drug benefit program. While these rules established a framework, further information and guidance is expected to be provided by CMS. The rules permit long-term care pharmacies to provide covered Medicare Part D drugs to enrollees of the new Medicare Part D plans. Under the rules, long-term care pharmacies will be able to participate on an in-network basis by contracting directly with the plan sponsor. The changes contemplated by the rules are expected to take full effect in 2006. At this time, we cannot determine the future impact of Medicare Part D on the Long-Term Care business, but the implementation of Medicare Part D could have an adverse effect on the Long-Term Care business.

The changing United States healthcare environment may negatively impact our revenue and income.

Our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently existing in the United States. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care; cuts in Medicare funding affecting our healthcare provider customer base; consolidation of competitors, suppliers and customers; and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause healthcare industry participants to reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services. Changes in pharmaceutical manufacturers’ pricing or distribution policies could also significantly reduce our income.

Medicare Part D under the Medicare Modernization Act will give Medicare beneficiaries a prescription drug benefit in 2006 and give beneficiaries drug discounts prior to 2006. Although all of the implementation details of this legislation are not finalized at this time, this legislation eventually could have an adverse effect on our revenue and income.

If we fail to comply with laws and regulations in respect of healthcare fraud, we could suffer penalties or be required to make significant changes to our operations.

We are subject to extensive and frequently changing local, state and federal laws and regulations relating to healthcare fraud. The federal government continues to strengthen its position and scrutiny over practices involving healthcare fraud affecting the Medicare, Medicaid and other government healthcare programs. Our relationships with pharmaceutical manufacturers and healthcare providers subject our business to laws and regulations on fraud and abuse which, among other things, (i) prohibit persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare, Medicaid or other government-sponsored healthcare programs and (ii) impose a number of restrictions upon referring physicians and providers of designated health services under Medicare and Medicaid programs. Legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. While we believe that we are in substantial compliance with all applicable laws, many of the regulations applicable to us, including those relating to marketing incentives offered by pharmaceutical suppliers, are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs.

We may not realize all of the anticipated benefits of our integration plan to consolidate our distribution network and eliminate duplicative administrative functions.

We are proceeding with an integration plan to consolidate our distribution facilities from 51 to less than 30; implement new warehouse information technology systems and eliminate duplicative administrative functions. The program is designed to focus capacity on growing markets, significantly increase warehouse efficiencies and streamline our transportation activities. Our plan is to have a distribution facility network consisting of less than 30 facilities within the next two years. The plan includes building six new facilities (four of which are operational as of June 30, 2005), closing facilities (twenty-two of which have been closed as of June 30, 2005) and implementing a new warehouse operating system. Construction activities on the remaining two new facilities are ongoing (one of which will be operational by the end of calendar year 2005). We anticipate closing a total of six facilities by the end of fiscal 2005 or shortly thereafter, five of which have been closed as of the date of this report. We believe our enhanced distribution network will result in the lowest costs in pharmaceutical distribution and the highest accuracy and speed of customer order fulfillment. We may not realize all of the anticipated benefits of enhancing our distribution network if we experience delays in building the new facilities or closing existing facilities, we incur significant cost overruns associated with the program, or the new warehouse information technology systems do not function as planned.

Effective July 1, 2005, we outsourced a significant portion of our information technology activities to a third party service provider as part of the integration plan. There can be no assurance that our business operations will not be affected adversely by the outsourcing of such activities or that the third party service provider will perform satisfactorily.

Our operating results and/or financial condition may be adversely affected if we undertake acquisitions of businesses that do not perform as we expect or that are difficult for us to integrate.

We expect to continue to implement our growth strategy, in part, by acquiring companies. At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, not all of which will be consummated. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our results of operations and financial condition may be adversely affected by a number of factors, including: the failure of the acquired businesses to achieve the results we have projected in either the near or long term; the assumption of unknown liabilities; the difficulties of imposing adequate financial and operating controls on the acquired companies and their management and the potential liabilities that might arise pending the imposition of adequate controls; the difficulties in the integration of the operations, technologies, services and products of the acquired companies; and the failure to achieve the strategic objectives of these acquisitions.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results, our management may not be able to provide its report on the effectiveness of our internal controls over financial reporting in our Annual Report on Form 10-K for the fiscal year ending September 30, 2005 as required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and our independent registered public accounting firm may not be able to provide an unqualified attestation, or any attestation, on management’s assessment of the operating effectiveness of our internal controls over financial reporting.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report in our Annual Report on Form 10-K for the fiscal year ending September 30, 2005 that assesses the effectiveness of our internal control over financial reporting. We also will be required to deliver an attestation report of our independent registered public accounting firm on our management’s assessment of, and operating effectiveness of, internal controls. We have undertaken substantial effort to assess, enhance and document our internal control systems, financial processes and information systems and expect to continue to do so during fiscal 2005 in preparation for the required evaluation process. Significant use of resources, both internal and external, will be required to make the requisite evaluation of the effectiveness of the Company’s internal controls. While the Company believes it has adequate internal controls and will meet its obligations, there can be no assurance that the Company will be able to complete the work necessary for the Company’s management to issue its report in a timely manner or that management or the Company’s independent registered public accounting firm will conclude that the Company’s internal controls are effective. Effective July 1, 2005, the Company outsourced a significant portion of its information technology activities to a third party service provider. Management is in the process of assessing how the outsourcing of such activities may affect the Company’s internal control over financial reporting and the effectiveness of those controls as of September 30, 2005. There can be no assurance that the outsourcing of such activities will not adversely affect the Company’s internal control over financial reporting and the effectiveness of those controls as of September 30, 2005.

Risks generally associated with the Company’s sophisticated information systems may adversely affect the Company’s operating results.

The Company relies on sophisticated information systems in its business to obtain, rapidly process, analyze, and manage data to facilitate the purchase and distribution of thousands of inventory items from numerous distribution centers; receive, process, and ship orders on a timely basis; to manage the accurate billing and collections for thousands of customers; and to process payments to suppliers, net of deductions. The Company’s business and results of operations may be adversely affected if these systems are interrupted or damaged by unforeseen events or if they fail for any extended period of time, including due to the actions of third parties. Effective July 1, 2005, the Company outsourced a significant portion of its information technology activities to a third party service provider. Accordingly, the third party service provider will be responsible for managing a portion of the Company’s information systems. The Company’s business and results of operations may be adversely affected if the third party service provider does not perform satisfactorily.

SELECTED CONSOLIDATED FINANCIAL DATA

On August 29, 2001, AmeriSource Health Corporation (“AmeriSource”) and Bergen Brunswig Corporation (“Bergen”) merged to form the Company. The merger was accounted for as an acquisition of Bergen under the purchase method of accounting. Accordingly, the results of operations and the balance sheet information in the table below reflect only the operating results and financial position of AmeriSource for the fiscal year ended September 30, 2000. The financial data for the fiscal year ended September 30, 2001 reflects the operating results for the full year of AmeriSource and approximately one month of Bergen, and the financial position of the combined company. The following table summarizes our selected consolidated financial data as of and for the fiscal years ended September 30, 2000, 2001, 2002, 2003 and 2004 and as of and for the nine months ended June 30, 2004 and 2005. The financial data as of and for each of the five years in the period ended September 30, 2004 have been derived from our audited consolidated financial statements, as adjusted for discontinued operations. Reclassifications have been made to the financial data for each of the five years in the period ended September 30, 2004 to reflect our current fiscal year decision to discontinue the operations of our patient safety software and cosmetics distribution businesses as a result of their divestiture. These reclassifications, which have been made in order to conform the prior-years to the current-year presentation, have not been made to the financial data included in the annual report of AmerisourceBergen on Form 10-K for fiscal year ended September 30, 2004. The financial data as of and for the nine months ended June 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements. In the opinion of our management, all adjustments (consisting of only normal recurring accruals except as disclosed in the notes to the unaudited consolidated financial statements) necessary for a fair presentation of the unaudited financial data have been reflected therein. Operating results for the nine months ended June 30, 2004 and 2005 are not necessarily indicative of the results that may be expected for the full year. The selected unaudited consolidated financial data set forth below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this report.

	As of or for the Fiscal Year Ended September 30,					As of or for the Nine Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
				(unaudited)
	(in thousands, except per share data)

Statement of Operations Data:
Operating revenue	$11,562,048	$15,768,511	$40,163,387	$45,463,400	$48,812,452	$36,681,609	$37,047,741
Bulk deliveries to customer warehouses	35,026	368,718	4,994,080	4,120,639	4,308,339	3,064,951	3,611,227

Total revenue	11,597,074	16,137,229	45,157,467	49,584,039	53,120,791	39,746,560	40,658,968
Gross profit(1)(2)	508,649	692,265	2,009,821	2,225,613	2,166,430	1,675,735	1,458,410
Operating expenses:
Distribution, selling and administration	293,177	389,038	1,209,298	1,261,357	1,184,529	890,483	900,183
Depreciation and amortization(3)	15,774	21,109	60,667	69,197	73,425	53,613	60,303
Facility consolidations, employee severance and other(4)	(1,123)	10,912	—	8,930	7,517	5,319	10,717
Merger fees	—	13,109	24,244	—	—	—	—
Other	—	(2,716)	—	—	—	—	5,259

Total operating expenses	307,828	431,452	1,294,209	1,339,484	1,265,471	949,415	976,462
Operating income(1)(2)(3)	200,821	260,813	715,612	886,129	900,959	726,320	481,948
Other loss (income)(5)	568	10,866	5,647	8,015	(6,236)	(5,985)	(1,150)
Interest expense, net	41,857	47,853	140,734	144,748	112,704	89,222	47,868
Loss on early retirement of debt	—	—	—	4,220	23,592	23,592	1,015
Income from continuing operations before taxes and cumulative effect of change in accounting(1)(2)(3)	158,396	202,094	569,231	729,146	770,899	619,491	434,215
Income taxes	60,190	77,411	225,988	286,081	296,025	238,504	163,636

Income from continuing operations before cumulative effect of change in accounting(1)(2)(3)	98,206	124,683	343,243	443,065	474,874	380,987	270,579

	As of or for the Fiscal Year Ended September 30,					As of or for the Nine Months Ended June 30,
	2000	2001	2002	2003	2004	2004	2005
				(unaudited)
	(in thousands, except per share data)

Statement of Operations Data (continued):
(Income) loss from discontinued operations, net of tax	(808)	887	(1,698)	1,836	6,484	4,586	15,263
Cumulative effect of change in accounting, net of tax(1)	—	—	—	—	—	—	10,172

Net income	$99,014	$123,796	$344,941	$441,229	$468,390	$376,401	$245,144

Basic earnings per share from continuing operations	$1.90	$2.18	$3.27	$4.05	$4.26	$3.41	$2.55
Diluted earnings per share from continuing operations(1)(3)	$1.88	$2.11	$3.14	$3.91	$4.12	$3.29	$2.51
Basic weighted average common shares outstanding	51,552	57,185	104,935	109,513	111,617	111,837	106,316
Diluted weighted average common shares outstanding	52,020	62,807	112,228	115,954	117,779	118,044	108,761
Cash dividends declared per common share	$—	$—	$0.10	$0.10	$0.10	$0.075	$0.075

Balance Sheet Data:
Cash and cash equivalents	$120,818	$297,626	$663,340	$800,036	$871,343	$903,171	$993,731
Working capital	569,150	1,980,049	2,250,120	2,602,416	2,191,481	2,501,520	1,731,580
Total assets	2,458,567	10,291,245	11,213,012	12,040,125	11,654,003	12,242,551	11,406,961
Total debt, including current portion	413,217	1,874,379	1,817,313	1,784,154	1,438,471	1,456,072	857,532
Stockholders’ equity	282,294	2,838,564	3,316,338	4,005,317	4,339,045	4,393,438	4,184,365

(1)	Effective October 1, 2004, the Company changed its method of recognizing cash discounts and other related manufacturer incentives. The Company previously recognized cash discounts as a reduction of cost of goods sold when earned, which was primarily upon payment of vendor invoices. The Company now records cash discounts as a component of inventory cost and recognizes such discounts as a reduction to cost of goods sold upon the sale of the inventory. In connection with the Company’s transition to a fee-for-service model, the Company believes the change in accounting method provides a more objectively determinable method of recognizing cash discounts and a better matching of inventory cost to revenue, as inventory turnover rates are expected to continue to improve.

The Company recorded a $10.2 million charge for the cumulative effect of change in accounting (net of tax of $6.3 million) in the consolidated statement of operations for the nine months ended June 30, 2005. This $10.2 million cumulative effect charge reduced diluted earnings per share by $0.09 for the nine months ended June 30, 2005. The accounting change is incorporated in the Company’s results of operations for the nine months ended June 30, 2005. The change improved earnings from continuing operations in the nine months ended June 30, 2005 by approximately $9.8 million, net of tax, or $0.09 per diluted share from continuing operations.

Had the Company used its current method of accounting for recognizing cash discounts and other related manufacturer incentives for each of the five fiscal years ended September 30, 2004 and for the nine months ended June 30, 2004, diluted earnings per share from continuing operations would have been unchanged for fiscal 2000, higher by $0.05 for fiscal 2001, higher by $0.02 for fiscal 2002, lower by $0.08 for fiscal 2003, lower by $0.02 for fiscal 2004, and unchanged for the nine months ended September 30, 2004.

(2)	Includes gains from antitrust litigation settlements: $23.4 million in fiscal 2004 and for the nine months ended June 30, 2004, net of income taxes of $14.6 million and $24.7 million for the nine months ended June 30, 2005, net of income taxes of $15.4 million.

(3)	Includes the amortization of goodwill, net of income taxes, during 2000 and 2001. Had the Company not amortized goodwill, diluted earnings per share would have been $0.02 higher in fiscal 2000 and 2001.

(4)	Other includes income of $2.7 million in fiscal 2001 relating to a reversal of an environmental reserve and an impairment charge of $5.3 million during the nine months ended June 30, 2005 relating to certain intangible assets held by ABTG.

(5)	In fiscal 2000 and 2001, the Company incurred losses of $0.6 million and $10.9 million, respectively, related to losses incurred on equity investments. In fiscal 2002 and 2003, the Company incurred other losses of $5.6 million and $8.0 million, respectively, primarily consisting of impairment charges relating to investments in technology companies. Other income of $6.2 million and $6.0 million in fiscal 2004 and for the nine months ended June 30, 2004, respectively, primarily consist of a liquidating dividend received by the Company relating to an investment in a technology company. Other income of $1.2 million for the nine months ended June 30, 2005 primarily relates to income received from an investment in a technology company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations covers periods prior to the consummation of the note offering. Accordingly, the discussion and analysis of historical periods does not reflect the impact the note offering will have on us, including increased levels of indebtedness. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the “Selected Consolidated Financial Data.” Certain financial data set forth in this document for the fiscal years ended September 30, 2004, 2003 and 2002 will not correspond to the financial data presented in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004. Reclassifications have been made to the historical financial data for each of the three years in the period ended September 30, 2004 to reflect our fiscal 2005 decision to discontinue the operations of our patient safety software and cosmetics distribution businesses as a result of their divestiture. These reclassifications have been made in order to conform the prior-year to the current-year presentation. This discussion contains forward-looking statements about business and operations and the markets for our products. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under “Cautionary Statement Regarding Forward Looking Statements” and “Risk Factors” included elsewhere in this report.

The Company is a national pharmaceutical services company providing drug distribution and related healthcare services and solutions to its customers. The Company also provides pharmaceuticals to long-term care and workers’ compensation patients.

The Company is organized based upon the products and services it provides to its customers, and substantially all of its operations are located in the United States. The Company’s operations are comprised of two reportable segments: Pharmaceutical Distribution and PharMerica.

Pharmaceutical Distribution

The Pharmaceutical Distribution segment includes the operations of AmerisourceBergen Drug Corporation (“ABDC”) and the AmerisourceBergen Specialty, Packaging and Technology Groups. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Pharmaceutical Distribution segment’s operations provide drug distribution and related services designed to reduce costs and improve patient outcomes throughout the United States and Puerto Rico. The drug distribution operations of ABDC and AmerisourceBergen Specialty Group comprised over 90% of the segment’s operating revenue and operating income in the quarters and nine-month periods ended June 30, 2005 and 2004.

ABDC is in a business model transition with respect to how manufacturers compensate us for our services. Historically, suppliers helped us generate gross profit in several ways, including cash discounts for prompt payments, inventory buying opportunities, rebates, inventory management and other agreements, vendor program arrangements, negotiated deals and other promotional opportunities. A significant portion of ABDC’s gross margin had been derived from our ability to purchase merchandise inventories in advance of pharmaceutical price increases and then hold these inventories until pharmaceutical prices increase, thereby generating a larger gross margin upon sale of the inventories. Over the last two years, pharmaceutical manufacturers have been increasing their control over the pharmaceutical supply channel by using product allocation methods, including the imposition of inventory management agreements (“IMAs”). Under most IMAs, we are paid for not speculating with respect to pharmaceutical price increases. However, in most cases our compensation under IMAs continues to be predicated upon pharmaceutical price increases. Additionally, pharmaceutical manufacturers increasingly have been restricting our ability to purchase their products from alternate sources and have been requesting more product and distribution sales data from us.

All of the above has led to significant volatility in ABDC’s gross margin and, therefore we are continuing our efforts to shift our pharmaceutical distribution business to a fee-for-service model where we are compensated for the services we provide manufacturers versus one that is dependent upon manufacturer price increases (as is the case with the IMA model). We continue to work with our pharmaceutical manufacturer partners to define fee-for-service terms that will adequately compensate us for our services. As of June 30, 2005, we have signed agreements with a number of the large branded pharmaceutical manufacturers that we consider fee-for-service arrangements as well as some that we consider hybrid agreements with some attributes of IMAs and some attributes of fee-for-service arrangements. We believe the transition to a fee-for-service model is a collaborative approach that will improve the efficiency of the supply channel and establish a more predictable earnings pattern for ABDC, while expanding our service relationship with pharmaceutical manufacturers. We continue to have discussions with pharmaceutical manufacturers regarding fee-for-service arrangements and expect to have agreements in place with a substantial majority of the large branded manufacturers by the end of calendar 2005. However, there can be no assurance that this business model transition will be successful.

The AmerisourceBergen Specialty Group (“ABSG” or the “Specialty Group”), through a number of individual operating businesses, provides distribution and other services, including group purchasing services, to physicians and alternate care providers who specialize in a variety of disease states, including oncology, nephrology, and rheumatology. ABSG also distributes vaccines, other injectables, plasma and other blood products. In addition, through its manufacturer services and physician and patient services businesses, ABSG provides a number of commercialization, third party logistics and other services for biotech and other pharmaceutical manufacturers, reimbursement consulting, practice management, and physician education.

ABSG’s business may be adversely impacted in the future by changes in the Medicare reimbursement rates for certain pharmaceuticals, including oncology drugs. The reimbursement changes that have been implemented by the U.S. Department of Health and Human Services (“HHS”) starting in January 2005 pursuant to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Modernization Act”), or that may be proposed in the future, may have the effect of reducing the amount of medications purchased by physicians for administration in their offices and may force patients to other healthcare providers. Since ABSG provides a number of services to or through physicians, patient shifts from physicians to other healthcare providers may result in slower or reduced growth in revenues for ABSG. Although ABSG has contingency plans to enable it to retain and grow the business it conducts with and through physicians, there can be no assurance that it will retain or replace all of the revenue currently going through the physician channel or that such revenue will be as profitable.

The AmerisourceBergen Packaging Group consists of American Health Packaging and Anderson Packaging (“Anderson”). American Health Packaging delivers unit dose, punch card, unit-of-use and other packaging solutions to institutional and retail healthcare providers. Anderson is a leading provider of contracted packaging services for pharmaceutical manufacturers.

The AmerisourceBergen Technology Group (“ABTG” or the “Technology Group”) provides scalable automated pharmacy dispensing equipment and medication and supply dispensing cabinets to a variety of retail and institutional healthcare providers. ABTG also provides supply management software for institutional and retail healthcare providers designed to improve efficiency.

PharMerica

The PharMerica segment includes the operations of the PharMerica long-term care business (“Long-Term Care”) and a workers’ compensation-related business (“Workers’ Compensation”).

Long-Term Care business is a leading national provider of pharmacy products and services to patients in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities and residential living communities. Long-Term Care institutional pharmacy business involves the purchase of bulk quantities of prescription and nonprescription pharmaceuticals, principally from our Pharmaceutical Distribution segment, and the distribution of those products to residents in long-term care and alternate site facilities. Unlike hospitals, most long-term and alternate care facilities do not have onsite pharmacies to dispense prescription drugs, but depend instead on institutional pharmacies, such as Long-Term Care, to provide the necessary pharmacy products and services and to play an integral role in monitoring patient medication. Long-Term Care pharmacies dispense pharmaceuticals in patient-specific packaging in accordance with physician orders. In addition, Long-Term Care provides infusion therapy services and Medicare Part B products, as well as formulary management and other pharmacy consulting services.

The Company is currently evaluating the effect that the Medicare Modernization Act may have on the Long-Term Care business. As more fully described in the Company’s Form 10-K for the fiscal year ended September 30, 2004, the implementation of Medicare Part D could have an adverse effect on the Long-Term Care business. In January 2005, the Centers for Medicare and Medicaid Services (“CMS”) of HHS published final rules for the new voluntary prescription drug benefit program under the Medicare Modernization Act. While these rules established a framework, further information and guidance is expected to be provided by CMS. At this time, the future impact of the Medicare Modernization Act on the Long-Term Care business cannot be determined.

Workers’ Compensation business provides mail order and on-line pharmacy services to chronically and catastrophically ill patients under workers’ compensation programs, and provides pharmaceutical claims administration services for payors. Workers’ Compensation services include home delivery of prescription drugs, medical supplies and equipment and an array of computer software solutions to reduce the payor’s administrative costs.

Results of Operations

AmerisourceBergen Corporation

Summary Segment Information

	Operating Revenue Three Months Ended June 30,
	2005	2004	Change
	(dollars in thousands)

Pharmaceutical Distribution	$12,426,079	$11,921,560	4%
PharMerica	393,031	390,332	1
Intersegment eliminations	(215,217)	(212,077)	(1)

Total	$12,603,893	$12,099,815	4%

	Operating Income Three Months Ended June 30,
	2005	2004	Change
	(dollars in thousands)

Pharmaceutical Distribution	$130,486	$184,454	(29)%
PharMerica	20,600	31,406	(34)
Facility consolidations, employee severance and other	(3,747)	(1,550)	(142)
Gain on litigation settlements	21,269	38,005	(44)

Total	$168,608	$252,315	(33)%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	2.96%	3.49%
Operating expenses	1.91%	1.94%
Operating income	1.05%	1.55%

PharMerica
Gross profit	28.67%	30.24%
Operating expenses	23.43%	22.19%
Operating income	5.24%	8.05%

AmerisourceBergen Corporation
Gross profit	3.98%	4.73%
Operating expenses	2.65%	2.64%
Operating income	1.34%	2.09%

AmerisourceBergen Corporation

Summary Segment Information

	Operating Revenue Nine Months Ended June 30,
	2005	2004	Change
	(dollars in thousands)

Pharmaceutical Distribution	$36,536,623	$36,146,896	1%
PharMerica	1,169,742	1,184,850	(1)
Intersegment eliminations	(658,624)	(650,137)	(1)

Total	$37,047,741	$36,681,609	1%

	Operating Income Nine Months Ended June 30,
	2005	2004	Change
	(dollars in thousands)

Pharmaceutical Distribution	$381,736	$605,554	(37)%
PharMerica	76,094	88,080	(14)
Facility consolidations, employee severance and other	(10,717)	(5,319)	(101)
Gain on litigation settlements	40,094	38,005	5
Impairment charge	(5,259)	—

Total	$481,948	$726,320	(34)%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	2.97%	3.53%
Operating expenses	1.92%	1.85%
Operating income	1.04%	1.68%

PharMerica
Gross profit	28.54%	30.60%
Operating expenses	22.03%	23.16%
Operating income	6.51%	7.43%

AmerisourceBergen Corporation
Gross profit	3.94%	4.57%
Operating expenses	2.64%	2.59%
Operating income	1.30%	1.98%

AmerisourceBergen Corporation

Summary Segment Information

	Operating Revenue Fiscal year ended September 30,			2004 vs. 2003 Change	2003 vs. 2002 Change
	2004	2003	2002
	(dollars in thousands)

Pharmaceutical Distribution	$48,113,015	$44,657,911	$39,462,531	8%	13%
PharMerica	1,575,255	1,608,203	1,475,028	(2)	9
Intersegment eliminations	(875,818)	(802,714)	(774,172)	(9)	(4)

Total	$48,812,452	$45,463,400	$40,163,387	7%	13%

	Operating Income Fiscal year ended September 30,			2004 vs. 2003 Change	2003 vs. 2002 Change
	2004	2003	2002
	(dollars in thousands)

Pharmaceutical Distribution	$748,625	$791,216	$656,392	(5)%	21%
PharMerica	121,846	103,843	83,464	17	24
Facility consolidations and employee severance	(7,517)	(8,930)	—	16
Merger costs	—	—	(24,244)
Gain on litigation settlement	38,005	—	—

Total	$900,959	$886,129	$715,612	2%	24%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.43%	3.81%	3.84%
Operating expenses	1.87%	2.03%	2.18%
Operating income	1.56%	1.77%	1.66%

PharMerica
Gross profit	30.45%	32.69%	33.49%
Operating expenses	22.72%	26.23%	27.83%
Operating income	7.74%	6.46%	5.66%

AmerisourceBergen Corporation
Gross profit	4.44%	4.90%	5.00%
Operating expenses	2.59%	2.95%	3.22%
Operating income	1.85%	1.95%	1.78%

Consolidated Results for Quarter and Nine Months Ended June 30, 2005

Operating revenue, which excludes bulk deliveries, for the quarter ended June 30, 2005 increased 4% to $12.6 billion from $12.1 billion in the prior-year quarter. For the nine months ended June 30, 2005, operating revenue increased 1% to $37.0 billion from $36.7 billion in the prior-year period. These increases were primarily due to increases in operating revenue in the Pharmaceutical Distribution segment.

The Company reports as revenue bulk deliveries to customer warehouses, whereby the Company acts as an intermediary in the ordering and delivery of pharmaceutical products. Bulk delivery transactions are arranged by the Company at the express direction of the customer, and involve either shipments from the supplier directly to customers’ warehouse sites or shipments from the supplier to the Company for immediate shipment to the customers’ warehouse sites. Bulk deliveries for the quarter ended June 30, 2005 increased 28% to $1.2 billion from $1.0 billion in the prior-year quarter. For the nine months ended June 30, 2005, bulk deliveries increased

18% to $3.6 billion from $3.1 billion in the prior-year period. Changes in revenue relating to bulk deliveries fluctuate primarily due to changes in demand from the Company’s largest bulk customer. Due to the insignificant service fees generated from bulk deliveries, fluctuations in volume have no significant impact on operating margins. However, revenue from bulk deliveries has a positive impact on the Company’s cash flows due to favorable timing between the customer payments to the Company and payments by the Company to its suppliers.

In connection with the transition to a fee-for-service model, we changed our method of recognizing cash discounts and other related manufacturer incentives, effective October 1, 2004. ABDC previously recognized cash discounts as a reduction of cost of goods sold when earned, which was primarily upon payment of vendor invoices. ABDC now records cash discounts as a component of inventory cost and recognizes such discounts as a reduction of cost of goods sold upon the sale of the inventory. We believe the change in accounting method provides a more objectively determinable method of recognizing cash discounts and a better matching of inventory cost to revenue, as inventory turnover rates are expected to continue to improve.

We recorded a $10.2 million charge for the cumulative effect of change in accounting (net of tax of $6.3 million) in the consolidated statement of operations for the nine months ended June 30, 2005. This $10.2 million cumulative effect charge reduced diluted earnings per share by $0.09 for the nine months ended June 30, 2005. The accounting change is incorporated in our results of operations for the three and nine months ended June 30, 2005. The change improved earnings from continuing operations in the June quarter by approximately $0.9 million, net of tax, or $0.01 per diluted share from continuing operations. The change improved earnings from continuing operations in the nine months ended June 30, 2005 by approximately $9.8 million, net of tax, or $0.09 per diluted share from continuing operations. The accounting change had the effect of increasing gross profit and operating income by $1.5 million and $15.8 million for the quarter and nine months ended June 30, 2005, respectively.

Gross profit of $502.1 million in the quarter ended June 30, 2005 decreased 12% from $572.1 million in the prior-year quarter. Gross profit of $1,458.4 million in the nine months ended June 30, 2005 decreased 13% from $1,675.7 million in the prior-year period. During the quarter and nine months ended June 30, 2005, the Company recognized gains of $21.3 million and $40.1 million, respectively, from antitrust litigation settlements with pharmaceutical manufacturers. These gains were recorded as reductions to cost of goods sold and contributed 4.2% and 2.8% of gross profit for the quarter and nine months ended June 30, 2005, respectively. During the quarter ended June 30, 2005, one of the Company’s generic drug suppliers, which is under investigation by the U.S. Food and Drug Administration, initiated additional product recalls due to its improper lab practices and noncompliance with standard operating procedures and subsequently suspended all of its manufacturing operations. In July 2005, the generic drug manufacturer filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. As a result, the Company incurred a $6.6 million loss during the quarter related to the recalled inventory. Additionally, during the quarter ended June 30, 2005, the Company made a decision to rationalize its automation product offerings within ABTG. As a result, the Company incurred a $6.9 million charge relating to the automation products it will discontinue. These charges contributed to the overall decline in gross profit in the quarter and nine months ended June 30, 2005, in comparison to the prior year periods. During the quarter and nine months ended June 30, 2004, the Company recognized a $38.0 million gain from an antitrust litigation settlement with a pharmaceutical manufacturer. This gain was recorded as a reduction to cost of goods sold and contributed 6.6% and 2.3% of gross profit for the quarter and nine months ended June 30, 2004, respectively. As a percentage of operating revenue, gross profit in the quarter ended June 30, 2005 was 3.98%, as compared to the prior-year percentage of 4.73% (11 basis points of this decline was due to the aforementioned charges). As a percentage of operating revenue, gross profit in the nine months ended June 30, 2005 was 3.94%, as compared to 4.57% in the prior-year period. In addition to the aforementioned items, the decreases in gross profit and gross profit percentage in comparison with the prior-year percentages reflect declines in both the Pharmaceutical Distribution and PharMerica segments due to a decline in profits related to pharmaceutical price increases and other buy-side profits, changes in customer mix and competitive selling price pressures.

Distribution, selling and administrative expenses, depreciation and amortization (“DSAD&A”) of $329.7 million in the quarter ended June 30, 2005 reflects an increase of 4% from $318.2 million in the prior-year quarter. DSAD&A of $960.5 million in the nine months ended June 30 2005 reflects an increase of 2% from $944.1 million in the prior-year period. As a percentage of operating revenue, DSAD&A in the quarter and nine months ended June 30, 2005 was 2.62% and 2.59%, respectively. As a percentage of operating revenue, DSAD&A in the quarter and nine months ended June 30, 2004 was 2.63% and 2.57%, respectively. The decrease in the DSAD&A percentage in the quarter ended June 30, 2005 from the prior-year quarter was due to improvements in the Pharmaceutical Distribution segment offset partially by an increase in the PharMerica segment. The increase in the DSAD&A percentage in the nine months ended June 30, 2005 from the prior-year period was due to an increase in the Pharmaceutical Distribution segment offset partially by improvements in the PharMerica segment. The Pharmaceutical Distribution segment DSAD&A increased by $6.1 million and $33.1 million from the prior-year quarter and nine-month period, respectively. The prior-year nine-month period benefited from a $17.5 million reduction of a previously recorded allowance for doubtful account as a result of a settlement with a former customer and a net reduction in expense accruals primarily relating to employee benefit costs. The PharMerica segment DSAD&A increased by $5.5 million and decreased by $16.7 million for the quarter and nine months ended June 30, 2005, respectively. During the quarter ended June 30, 2005, PharMerica incurred an increase in health benefit costs of $2.4 million and the prior-year quarter benefited from a $4.6 million bad debt recovery from a customer. The decrease in the PharMerica segment DSAD&A in the nine months ended June 30, 2005 was due to aggressive cost reductions in response to the declining operating revenue.

In 2001, the Company developed an integration plan to consolidate its distribution network and eliminate duplicative administrative functions. During the quarter ended June 30, 2005, the Company decided to outsource a significant portion of its information technology activities as a part of the integration plan. The Company’s plan, as revised, is to have a distribution facility network consisting of less than 30 facilities within the next two years and to have successfully outsourced a majority of its information technology activities by the end of fiscal 2006. The plan includes building six new facilities (four of which are operational as of June 30, 2005) and closing facilities (20 of which have been closed through June 30, 2005 and 22 of which have been closed as of the date of this report). Construction activities on the remaining two new facilities are ongoing (one of which will be operational by the end of calendar 2005). The Company anticipates closing a total of six facilities in fiscal 2005 or shortly thereafter, five of which have been closed as of the date of this report.

The Company closed four distribution facilities in fiscal 2004 and eliminated certain administrative and operational functions (“the fiscal 2004 initiatives”). The Company closed three facilities during the nine months ended June 30, 2005 and announced plans to continue to consolidate and eliminate certain administrative functions, including the outsourcing of a majority of the Company’s information technology activities (the “fiscal 2005 initiatives”). During the nine months ended June 30, 2005, the Company recorded $8.7 million of employee severance and lease cancellation costs and $2.0 million of transition costs associated with the outsourcing of information technology activities, primarily related to the 2005 initiatives. As of June 30, 2005, approximately 643 employees had received termination notices as a result of the above initiatives, of which 585 have been terminated.

The Company paid a total of $9.1 million for employee severance and lease cancellation costs in the nine months ended June 30, 2005 related primarily to the 2005 initiatives. Remaining unpaid amounts of $4.7 million for employee severance, lease cancellation and other costs, and transition costs associated with the outsourcing of information technology activities are included in accrued expenses and other in the accompanying consolidated balance sheet at June 30, 2005. Most employees receive their severance benefits over a period of time, generally not to exceed 12 months, while others may receive a lump-sum payment.

During the nine months ended June 30, 2005, the Company recorded an impairment charge of $5.3 million relating to certain intangible assets held by the Technology Group.

Operating income of $168.6 million for the quarter ended June 30, 2005 reflects a decrease of 33% from $252.3 million in the prior-year quarter. The Company’s operating income as a percentage of operating revenue was 1.34% in the quarter ended June 30, 2005 in comparison to 2.09% in the prior-year quarter. Operating income of $481.9 million for the nine months ended June 30, 2005 reflects a decrease of 34% from $726.3 million in the prior-year period. The Company’s operating income as a percentage of operating revenue was 1.30% for the nine months ended June 30, 2005, in comparison to 1.98% in the prior-year period. The declines in operating income were primarily due to decreases in gross profit. The gain on litigation settlements contributed approximately 17 basis points and 31 basis points to the Company’s operating income as a percentage of operating revenue for the quarters ended June 30, 2005 and 2004, respectively. The gain on litigation settlements contributed approximately 11 basis points and 10 basis points to the Company’s operating income as a percentage of operating revenue for the nine months ended June 30, 2005 and 2004, respectively.

During the nine months ended June 30, 2004, a technology company in which the Company had an equity investment sold substantially all of its assets and recognized a gain on their sale. As a result, the Company recorded its $3.5 million share of the gain in other income during the nine months ended June 30, 2004. Additionally, the Company recorded a gain of $4.9 million resulting from a liquidating dividend from the technology company in other income during the three months ended June 30, 2004.

Interest expense, net of interest income, decreased 58% in the quarter ended June 30, 2005 to $11.3 million from $26.8 million in the prior-year quarter due to a reduction in average net borrowings. During the quarter ended June 30, 2005, the Company had an average cash position, net of borrowings, of $123 million, as compared to average borrowings, net of cash, of $743 million in the prior-year quarter. Interest expense, net of interest income, decreased 46% in the nine months ended June 30, 2005 to $47.9 million from $89.2 million in the prior-year period. Average borrowings, net of cash, during the nine months ended June 30, 2005 were $303 million, as compared to average borrowings, net of cash, of $1.2 billion in the prior-year period. The reductions in average borrowings, net of cash, were achieved due to the Company’s strong cash flows generated from operations, including reduced merchandise inventories resulting from the aforementioned business model transition.

During the nine months ended June 30, 2005, the Company recorded a $1.0 million loss resulting from the early retirement of debt (see Liquidity and Capital Resources). During the three and nine months ended June 30, 2004, the Company recorded a $23.6 million loss resulting from the early retirement of debt.

Income tax expense of $57.2 million and $163.6 million in the quarter and nine months ended June 30, 2005 reflects a tax rate of 36.4% and 37.7%, respectively. These tax rates reflect a reduction from the effective tax rate of 38.5% for the quarter and nine months ended June 30, 2004. The reduction in tax rates resulted from the resolution of certain federal and state income tax issues during the quarter ended June 30, 2005. The Company expects to return to an effective tax rate in the range of approximately 38% in future periods.

Income from continuing operations of $99.8 million for the quarter ended June 30, 2005 reflects a decrease of 21% from $127.2 million in the prior-year quarter primarily due to the decline in operating income offset partially by the decrease in interest expense and a reduction in the effective tax rate. Diluted earnings per share from continuing operations of $0.96 in the quarter ended June 30, 2005 reflects a 13% decrease from $1.10 per share in the prior-year quarter. The gain on litigation settlements less facility consolidations, employee severance and other increased income from continuing operations by $10.8 million and increased diluted earnings per share from continuing operations by $0.10 for the quarter ended June 30, 2005. The gain on litigation settlements less facility consolidations, employee severance and other and the loss on early retirement of debt increased income from continuing operations by $7.9 million and increased diluted earnings per share from continuing operations by $0.07 for the quarter ended June 30, 2004. Income from continuing operations of $270.6 million for the nine months ended June 30, 2005 reflects a decrease of 29% from $381.0 million in the prior-year period primarily due to the decline in operating income offset partially by the decrease in interest expense. Diluted earnings per share from continuing operations of $2.51 in the nine months ended June 30, 2005 reflects a 24% decrease from $3.29 per share in the prior-year period. The gain on litigation settlements less facility consolidations, employee severance and other, the impairment charge and the loss on early retirement of debt increased income from continuing operations by $14.2 million and increased diluted earnings per share from continuing operations by

$0.13 for the nine months ended June 30, 2005. The gain on litigation settlements less facility consolidations, employee severance and other and the loss on early retirement of debt increased income from continuing operations by $5.6 million and increased diluted earnings per share from continuing operations by $0.05 for the nine months ended June 30, 2004.

Loss from discontinued operations, net of tax, for the quarters and nine months ended June 30, 2005 and 2004, respectively, relates to the December 2004 sale of the Company’s Rita Ann cosmetics distribution business for $3.6 million as well as the sale of substantially all of the assets of Bridge Medical, Inc. (“Bridge”), a provider of patient safety software and services to the healthcare industry, in June 2005 for $11.0 million. The Bridge sale closed in July 2005 and is subject to a working capital adjustment. The Company incurred a $6.5 million loss, net of tax, on the sale of the Rita Ann business, which is reflected in the loss from discontinued operations in the nine months ended June 30, 2005. The Company incurred an estimated $3.6 million loss, net of tax, on the sale of the Bridge business, which is reflected in the loss from discontinued operations in the quarter and nine months ended June 30, 2005.

Net income of $94.8 million for the quarter ended June 30, 2005 reflects a decrease of 25% from $125.8 million in the prior-year quarter. Diluted earnings per share of $0.91 for the quarter ended June 30, 2005 reflects a decrease of 17% from $1.09 per share in the prior-year quarter. Net income of $245.1 million for the nine months ended June 30, 2005 reflects a decrease of 35% from $376.4 million in the prior-year period. Diluted earnings per share of $2.28 for the nine months ended June 30, 2005 reflects a decrease of 30% from $3.25 per share in the prior-year period. The declines in diluted earnings per share from net income were less than the declines in net income due to the reduced number of weighted average common shares outstanding resulting from the Company’s purchases of its common stock in connection with its stock buyback programs (see Liquidity and Capital Resources).

Segment Information for Quarter and Nine Months Ended June 30, 2005

Pharmaceutical Distribution Segment Results

Pharmaceutical Distribution operating revenue of $12.4 billion for the quarter ended June 30, 2005 increased 4% from $11.9 billion in the prior-year quarter. Operating revenue of $36.5 billion for the nine months ended June 30, 2005 increased 1% from $36.1 billion in the prior-year period. In the quarter ended June 30, 2004, the Company changed its accounting policy for customer sales returns. As a result, operating revenue and cost of goods sold were reduced by $320.4 million for the quarter and nine months ended June 30, 2004. In fiscal 2004, the Company discontinued servicing the U.S. Department of Veterans Affairs (“VA”) and the AdvancePCS business. These former customers contributed 8% and 12% of the segment’s operating revenue in the quarter and nine months ended June 30, 2004, respectively. The lost business was offset by the above market growth of the specialty pharmaceutical distribution business and the market growth of ABDC. During the quarters ended June 30, 2005 and 2004, 58% of operating revenue was from sales to institutional customers and 42% was from sales to retail customers. In comparison with the prior-year results, sales to institutional customers increased 4% in the quarter primarily due to the above market growth of the specialty pharmaceutical distribution business, offset in part by the loss of the VA and AdvancePCS business. Sales to retail customers increased 5% over the prior-year quarter primarily due to market growth and an increase in sales to one of the Company’s larger retail customers.

This segment’s growth largely reflects U.S. pharmaceutical industry conditions, including increases in prescription drug utilization and higher pharmaceutical prices offset, in part, by the increased use of lower-priced generics. The segment’s growth has also been impacted by industry competition and changes in customer mix. Industry growth rates, as estimated by industry data firm IMS Healthcare, Inc., are expected to be from 7% to 10% annually over the next four years. Future operating revenue growth will continue to be affected by competition within the industry, customer consolidation, changes in pharmaceutical manufacturer pricing and distribution policies and practices, changes in Federal government rules and regulations and industry growth trends, such as the likely increase in the number of generic drugs that will be available over the next few years as a result of the expiration of certain drug patents held by brand manufacturers. The Company’s Specialty Group has been growing at rates in excess of overall pharmaceutical market growth. The majority of this Group’s revenue is generated from the distribution of pharmaceuticals to physicians who specialize in a variety of disease states, such as oncology, nephrology, and rheumatology. Additionally, the Specialty Group distributes vaccines and blood plasma. The Specialty Group’s oncology business has continued to outperform the market and continues to be the Specialty Group’s most significant contributor to revenue growth. The Specialty Group’s business may be adversely impacted in the future by changes in the Medicare reimbursement rates for certain pharmaceuticals, including oncology drugs. The reimbursement changes that have been implemented by HHS starting in January 2005 pursuant to the Medicare Modernization Act, or that may be proposed in the future, may have the effect of reducing the amount of medications purchased by physicians for administration in their offices and may force patients to other healthcare providers. Since the Specialty Group provides a number of services to or through physicians, patient shifts from physicians to other healthcare providers may result in slower or reduced growth in revenues for the Specialty Group. Although the Specialty Group has contingency plans to enable it to retain and grow the business it conducts with and through physicians, there can be no assurance that it will retain or replace all of the revenue currently going through the physician channel or that such revenue will be as profitable.

Pharmaceutical Distribution gross profit of $368.1 million in the quarter ended June 30, 2005 reflects a decrease of 12% from $416.0 million in the prior-year quarter. Pharmaceutical Distribution gross profit of $1,084.5 million in the nine months ended June 30, 2005 reflects a decrease of 15% from $1,275.2 million in the prior-year period. As a percentage of operating revenue, gross profit in the quarter ended June 30, 2005 was 2.96%, as compared to 3.49% in the prior-year quarter. As a percentage of operating revenue, gross profit in the nine months ended June 30, 2005 was 2.97% as compared to 3.53% in the prior-year period. The decline in gross profit was primarily due to a decrease in the buy-side component of the gross margin, including a decline in inventory appreciation profits, less alternate source and deal opportunities and the loss of the VA business in fiscal 2004. Contributing to the decline in inventory appreciation profits were lower levels of inventory on-hand during the current fiscal quarter and nine month period, and fewer than expected manufacturer price increases prior to the national election in November 2004. Additionally, as previously mentioned, during the quarter ended June 30, 2005, the Company incurred a $6.6 million loss in connection with the bankruptcy filing of a generic drug supplier. The Company also incurred a $6.9 million charge relating to its decision to rationalize its automation product offerings within ABTG. These charges contributed 11 basis points to the overall decline in gross profit as a percentage of operating revenue in the quarter ended June 30, 2005, in comparison to the prior year quarter.

The Company expects that buy-side purchasing opportunities will continue to decrease in the future as pharmaceutical manufacturers increasingly seek to control the supply channel through product allocations that limit the inventory the Company can purchase and through the imposition of inventory management and other agreements, or terms within fee-for-service agreements, that prohibit or restrict the Company’s right to purchase inventory from alternate source suppliers. Although the Company seeks in any such agreements to obtain appropriate compensation from pharmaceutical manufacturers for foregoing buy-side purchasing opportunities, there can be no assurance that the agreements will function as intended and replace any or all lost profit opportunities. In addition, a significant amount of the Company’s payments under current pharmaceutical manufacturer agreements are triggered by pharmaceutical manufacturer price increases. Although the Company is negotiating with pharmaceutical manufacturers to change the payment trigger and lessen its dependence on pharmaceutical manufacturer price increases, there can be no assurance that the Company will be successful in transforming its relationships to a fee-for-service structure from their current structure.

The Company’s cost of goods sold for interim periods includes a last-in, first-out (“LIFO”) provision that is based on the Company’s estimated annual LIFO provision. The annual LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

Pharmaceutical Distribution operating expenses of $237.6 million in the quarter ended June 30, 2005 reflects an increase of 3% from $231.6 million in the prior-year quarter. As a percentage of operating revenue, operating expenses in the quarter ended June 30, 2005 were 1.91%, as compared to 1.94% in the prior-year quarter. Pharmaceutical Distribution operating expenses of $702.8 million in the nine months ended June 30, 2005 reflects an increase of 5% from $669.7 million in the prior-year period. As a percentage of operating revenue, operating expenses in the nine months ended June 30, 2005 were 1.92%, as compared to 1.85% in the prior-year period, an increase of 7 basis points. A significant reduction of a previously recorded allowance for doubtful account in the nine months ended June 30, 2004 had the effect of improving the prior-year operating expense as a percentage of operating revenue by 5 basis points. Additionally, the prior-year nine-month period benefited from a reduction in expense accruals primarily related to employee benefit costs. Other operating expense increases in the nine months ended June 30, 2005 related to start-up costs in connection with the new distribution facilities, which were substantially offset by continued productivity gains achieved throughout the Company’s distribution network.

Pharmaceutical Distribution operating income of $130.5 million in the quarter ended June 30, 2005 reflects a decrease of 29% from $184.5 million in the prior-year quarter. As a percentage of operating revenue, operating income in the quarter ended June 30, 2005 was 1.05%, as compared to 1.55% in the prior-year quarter. Pharmaceutical Distribution operating income of $381.7 million in the nine months ended June 30, 2005 reflects a decrease of 37% from $605.6 million in the prior-year period. As a percentage of operating revenue, operating income in the nine months ended June 30, 2005 was 1.04% as compared to 1.68% in the prior-year period. The declines over the prior-year percentages were due primarily to the reductions in gross margin. While management historically has been able to lower expense ratios, this did not occur in the nine months ended June 30, 2005 and there can be no assurance that reductions will occur in the future, or that expense ratio reductions, if they should occur, will offset possible declines in gross margins.

PharMerica Segment Results

PharMerica operating revenue of $393.0 million for the quarter ended June 30, 2005 reflects an increase of 1% compared to $390.3 million in the prior-year quarter. Operating revenue for the nine months ended June 30, 2005 declined 1% to $1,169.7 million from $1,184.9 million in the prior-year period. PharMerica’s decline in operating revenue was primarily due to competitive pressures that affected both the Long-Term Care and Workers’ Compensation businesses and increasing reductions in Medicaid reimbursement rates. The operating revenue growth rate in fiscal 2005 is expected to be flat. The future operating revenue growth rate will likely continue to be impacted by competitive pressures, changes in the regulatory environment (including the reimbursement changes that have been implemented starting January 2005 pursuant to the Medicare Modernization Act as well as the implementation of the March 2005 voluntary prescription drug benefit program thereunder) and the pharmaceutical inflation rate.

PharMerica gross profit of $112.7 million for the quarter ended June 30, 2005 reflects a decrease of 5% from $118.0 million in the prior-year quarter. PharMerica gross profit of $333.8 million for the nine months ended June 30, 2005 reflects a decrease of 8% from $362.5 million in the prior-year period. As a percentage of operating revenue, gross profit in the quarter ended June 30, 2005 was 28.67%, as compared to 30.24% in the prior-year quarter. As a percentage of operating revenue, gross profit in the nine months ended June 30, 2005 was 28.54%, as compared to 30.60% in the prior-year period. The declines in gross profit were primarily due to industry competitive pressures, and a reduction in the rates of reimbursement for the services provided by PharMerica, which continue to adversely affect gross profit margins in both the Workers’ Compensation business and the Long-Term Care business.

PharMerica operating expenses of $92.1 million for the quarter ended June 30, 2005 increased 6% from $86.6 million in the prior-year quarter. As a percentage of operating revenue, operating expenses increased to 23.43% in the quarter ended June 30, 2005 from 22.19% in the prior-year quarter. The percentage increase was due to an increase in health benefit costs of $2.4 million in the quarter ended June 30, 2005 and the prior year quarter benefited from a $4.6 million bad debt recovery from a customer. PharMerica operating expenses of $257.7 million for the nine months ended June 30, 2005 decreased 6% from $274.4 million in the prior-year period. As a percentage of operating revenue, operating expenses were reduced to 22.03% in the nine months ended June 30, 2005 from 23.16% in the prior-year period. The percentage reduction in the nine months ended June 30, 2005 was primarily due to aggressive cost reductions in response to the decline in operating revenue, including the consolidation of local pharmacy administrative functions to regional centers for the Long-Term Care business, a reduction in bad debt expense due to continued improvements made in credit and collection practices, a reduction in sales and use tax liability due to favorable audit experience and other settlements, and continued improvements in operating practices of both the Workers’ Compensation business and the Long-Term Care business.

PharMerica operating income of $20.6 million for the quarter ended June 30, 2005 decreased 34% from $31.4 million in the prior-year quarter. As a percentage of operating revenue, operating income in the quarter ended June 30, 2005 was 5.24%, as compared to 8.05% in the prior-year quarter. The decline was due to the aforementioned reduction in the gross margin and an increase in the operating expense ratio which was primarily driven by the above mentioned increase in health benefit costs in the quarter ended June 30, 2005 and the prior year benefit from a bad debt recovery. PharMerica operating income of $76.1 million in the nine months ended June 30, 2005 decreased 14% from $88.1 million in the prior-year period. As a percentage of operating revenue, operating income in the nine months ended June 30, 2005 was 6.51% as compared to 7.43% in the prior-year period. The decline was due to the aforementioned reduction in the gross profit margin, offset in part by the decline in the operating expense ratio. While management historically has been able to lower expense ratios there can be no assurance that reductions will occur in the future, or that expense ratio reductions will exceed possible further declines in gross margins.

Intersegment Eliminations

These amounts represent the elimination of the Pharmaceutical Distribution segment’s sales to PharMerica. ABDC is the principal supplier of pharmaceuticals to PharMerica.

Consolidated Results for Year ended September 30, 2004 compared with Year ended September 30, 2003

Operating revenue, which excludes bulk deliveries, for the fiscal year ended September 30, 2004 increased 7% to $48.8 billion from $45.5 billion in the prior fiscal year. This increase was primarily due to increased operating revenue in the Pharmaceutical Distribution segment, offset slightly by a decline in operating revenue in the PharMerica segment.

The Company’s customer sales return policy generally allows customers to return products only if the products can be resold at full value or returned to suppliers for full credit. During the fiscal year ended September 30, 2004, the Company changed its accounting policy for customer sales returns to reflect an accrual for estimated customer returns at the time of sale to the customer. Previously, the Company accounted for customer sales returns as a reduction of sales and cost of goods sold at the time of the return. As a result of this accounting policy change, operating revenue and cost of goods sold were each reduced by $316.8 million for the fiscal year ended September 30, 2004.

The Company reports as revenue bulk deliveries to customer warehouses, whereby the Company acts as an intermediary in the ordering and delivery of pharmaceutical products. Bulk delivery transactions are arranged by the Company at the express direction of the customer, and involve either shipments from the supplier directly to customers’ warehouse sites or shipments from the supplier to the Company for immediate shipment to the customers’ warehouse sites. Bulk deliveries for the fiscal year ended September 30, 2004 increased 5% to $4.3 billion from $4.1 billion in the prior fiscal year due to an increase in demand from the Company’s largest bulk customer. Due to the insignificant service fees generated from bulk deliveries, fluctuations in volume have no significant impact on operating margins. However, revenue from bulk deliveries has a positive impact on the Company’s cash flows due to favorable timing between the customer payments to the Company and payments by the Company to its suppliers.

Gross profit of $2,166.4 million in the fiscal year ended September 30, 2004 decreased 3% from $2,225.6 million in the prior fiscal year. During the fiscal year ended September 30, 2004, the Company recognized a $38.0 million gain from an antitrust litigation settlement with a pharmaceutical manufacturer. This gain was recorded as a reduction of cost of goods sold and contributed 2% of gross profit for the fiscal year ended September 30, 2004. As a percentage of operating revenue, gross profit in the fiscal year ended September 30, 2004 was 4.44%, as compared to the prior-year percentage of 4.90%. The decrease in gross profit percentage in comparison with the prior fiscal year reflects declines in both the Pharmaceutical Distribution and PharMerica segments due to a decline in profits related to pharmaceutical manufacturer price increases, changes in customer mix and competitive selling price pressures, offset in part by the antitrust litigation settlement.

DSAD&A of $1,258.0 million in the fiscal year ended September 30, 2004 reflects a decrease of 5% compared to $1,330.6 million in the prior fiscal year. As a percentage of operating revenue, DSAD&A in the fiscal year ended September 30, 2004 was 2.58% compared to 2.93% in the prior fiscal year. The decline in the DSAD&A percentage from the prior fiscal year reflects improvements in both the Pharmaceutical Distribution and PharMerica segments due to: (a) a $56.3 million reduction of bad debt expense primarily due to a $17.5 million recovery from a former customer in the Pharmaceutical Distribution segment, a $9.1 million recovery from a customer in the PharMerica segment, and the continued improvements made in the credit and collection practices in both segments; (b) a $12.1 million reduction in PharMerica’s sales and use tax liability; (c) a reduction in employee headcount resulting from our integration efforts; and (d) operational efficiencies primarily derived from our integration plans.

In 2001, the Company developed integration plans to consolidate its distribution network and eliminate duplicative administrative functions. As of September 30, 2004, these plans have resulted in synergies of approximately $150 million on an annual basis. The Company’s plan, as revised, is to have a distribution facility network consisting of less than 30 facilities in the next two to three years. The plan includes building six new facilities (two of which are operational as of September 30, 2004 and four of which are operational as of June 30, 2005) and closing facilities (17 of which have been closed through September 30, 2004 and 22 of which have been closed as of the date of this report). As of September 30, 2004, construction activities on the remaining four new facilities were ongoing. As of the date of this report, construction activities on the remaining two new facilities are ongoing (one of which will be operational by the end of calendar 2005). During fiscal 2004 and 2003, the Company closed four and six distribution facilities, respectively. The Company anticipates closing six additional facilities in fiscal 2005 or shortly thereafter, five of which have been closed as of the date of this report.

During the fiscal year ended September 30, 2002, the Company announced integration initiatives relating to the closure of a repackaging facility and the elimination of certain administrative functions, including the closure of a related office facility. The cost of these initiatives of approximately $19.2 million, which included $15.8 million of severance for approximately 310 employees to be terminated, $1.6 million for lease cancellation costs, and $1.8 million for the write-down of assets related to the facilities to be closed, resulted in additional goodwill being recorded during fiscal 2002. At September 30, 2004, all of the employees had been terminated.

During the fiscal year ended September 30, 2003, the Company closed six distribution facilities and eliminated certain administrative and operational functions (“the fiscal 2003 initiatives”). During the fiscal years ended September 30, 2004 and 2003, the Company recorded $0.9 million and $10.3 million, respectively, of employee severance costs relating to the fiscal 2003 initiatives. Through September 30, 2004, approximately 780 employees received termination notices as a result of the fiscal 2003 initiatives, of which substantially all have been terminated. During the fiscal year ended September 30, 2003, severance accruals of $1.8 million recorded in September 2001 were reversed into income because certain employees who were expected to be severed either voluntarily left the Company or were retained in other positions within the Company.

During the fiscal year ended September 30, 2004, the Company completed the fiscal 2004 initiatives. During the fiscal year ended September 30, 2004, the Company recorded $5.4 million of employee severance costs in connection with the termination of 230 employees relating to the fiscal 2004 initiatives. As of September 30, 2004, approximately 190 employees had been terminated. Additional amounts for integration initiatives will be recognized in subsequent periods as facilities to be consolidated are identified and specific plans are approved and announced.

The Company paid a total of $9.5 million and $13.8 million for employee severance and lease and contract cancellation costs in the fiscal years ended September 30, 2004 and 2003, respectively, related to the aforementioned integration plans. Remaining unpaid amounts of $3.1 million for employee severance and lease cancellation costs are included in accrued expenses and other in the accompanying consolidated balance sheet at September 30, 2004. Most employees receive their severance benefits over a period of time, generally not to exceed 12 months, while others may receive a lump-sum payment.

Operating income of $901.0 million for the fiscal year ended September 30, 2004 increased slightly compared to $886.1 million in the prior fiscal year. The gain on litigation settlement less costs of facility consolidations and employee severance increased the Company’s operating income by $30.5 million in the fiscal year ended September 30, 2004 and costs of facility consolidations and employee severance reduced the Company’s operating income by $8.9 million in the prior fiscal year. The Company’s operating income as a percentage of operating revenue was 1.85% in the fiscal year ended September 30, 2004 compared to 1.95% in the prior fiscal year. The gain on litigation settlement contributed approximately 8 basis points to the Company’s operating income as a percentage of operating revenue for the fiscal year ended September 30, 2004. The contribution provided by the litigation settlement was offset by a decrease in gross margin in excess of the aforementioned DSAD&A expense percentage reduction.

During the fiscal year ended September 30, 2004, a technology company in which the Company had an equity investment sold substantially all of its assets and paid a liquidating dividend. As a result, the Company recorded a gain of $8.4 million in other income during the fiscal year ended September 30, 2004. During the fiscal year ended September 30, 2003, the Company recorded losses of $8.0 million, which primarily consisted of a $5.5 million charge related to the decline in fair value of its equity investment in the technology company because the decline was judged to be other-than-temporary.

During the fiscal years ended September 30, 2004 and 2003, the Company recorded $23.6 million and $4.2 million, respectively, in losses resulting from the early retirement of debt (see Note 5 of Notes to Consolidated Financial Statements).

Interest expense decreased 22% in the fiscal year ended September 30, 2004 to $112.7 million from $144.7 million in the prior fiscal year. Average borrowings, net of cash, under the Company’s debt facilities during the fiscal year ended September 30, 2004 were $1.1 billion as compared to average borrowings, net of cash, of $2.3 billion in the prior fiscal year. The reduction in average borrowings, net of cash, was achieved due to lower inventory levels in the fiscal year ended September 30, 2004 due to the impact of inventory management agreements, reductions in buy-side purchasing opportunities and the reduced number of distribution facilities as a result of the Company’s integration activities.

Income tax expense of $296.0 million in the fiscal year ended September 30, 2004 reflects an effective income tax rate of 38.4%, versus 39.2% in the prior fiscal year. The Company has been able to lower its effective income tax rate during the current fiscal year by implementing tax-planning strategies.

Income from continuing operations of $474.9 million for the fiscal year ended September 30, 2004 reflects an increase of 7% from $443.1 million in the prior fiscal year. Diluted earnings per share from continuing operations of $4.12 for the fiscal year ended September 30, 2004 reflects an increase of 5% from $3.91 per share in the prior fiscal year. The gain on litigation settlement less costs of facility consolidations and employee severance and the loss on early retirement of debt increased income from continuing operations by $4.2 million and increased diluted earnings per share from continuing operations by $0.04 for the fiscal year ended September 30, 2004. Costs of facility consolidations and employee severance and the loss on early retirement of debt had the effect of decreasing income from continuing operations by $8.0 million and reducing diluted earnings per share from continuing operations by $0.07 for the fiscal year ended September 30, 2003.

During fiscal 2005, the Company decided to discontinue the operations of its patient safety software and cosmetics distribution businesses as a result of their divestiture. Loss from discontinued operations, net of tax, was $6.5 million and $1.8 million for the fiscal years ended September 30, 2004 and 2003, respectively.

Net income of $468.4 million for the fiscal year ended September 30, 2004 reflects an increase of 6% from $441.2 million in the prior fiscal year. Diluted earnings per share of $4.06 in the fiscal year ended September 30, 2004 reflects a 4% increase as compared to $3.89 per share in the prior fiscal year. The growth in earnings per share was less than the growth in net income for the fiscal year ended September 30, 2004 due to the effect of the issuance of Company common stock in connection with acquisitions and in connection with the exercise of stock options.

Segment Information

Pharmaceutical Distribution Segment

Pharmaceutical Distribution operating revenue of $48.1 billion for the fiscal year ended September 30, 2004 reflects an increase of 8% from $44.7 billion in the prior fiscal year. The Company’s change in accounting for customer sales returns had the effect of reducing operating revenue growth by 1% for the fiscal year ended September 30, 2004. During the fiscal year ended September 30, 2004, 59% of operating revenue was from sales to institutional customers and 41% was from sales to retail customers; this compares to a customer mix in the prior fiscal year of 57% institutional and 43% retail.

In comparison with prior-year results, sales to institutional customers increased 12% in fiscal 2004 primarily due to the above market rate growth of the specialty pharmaceutical business and higher revenues from customers engaged in the mail order sale of pharmaceuticals, which was offset in part by the discontinuance of servicing the VA during the fiscal year ended September 30, 2004 as a result of losing a competitive bid process. The VA contract was terminated in May 2004 and contributed 4.8% and 7.6% of the segment’s operating revenue in the fiscal years ended September 30, 2004 and 2003, respectively. In March 2004, Caremark Rx, Inc. acquired Advance PCS, one of the Company’s largest customers. As a result, the Company’s contract with Advance PCS was terminated in August 2004. Advance PCS accounted for approximately 4.4% and 4.7% of the segment’s operating revenue in the fiscal years ended September 30, 2004 and 2003, respectively.

Sales to retail customers increased 2% over the prior fiscal year. The independent retail sector experienced strong double-digit sales growth while sales in the chain retail sector decreased by 6% due to sales declines experienced by certain large regional retail chain customers. Additionally, retail sales in the first-half of fiscal 2004 were adversely impacted by the prior fiscal year loss of a large customer.

This segment’s growth largely reflects U.S. pharmaceutical industry conditions, including increases in prescription drug utilization and higher pharmaceutical prices offset, in part, by the increased use of lower-priced generics. The segment’s growth has also been impacted by industry competition and changes in customer mix. Future operating revenue growth will continue to be driven by industry growth trends, competition within the industry, customer consolidation, changes in pharmaceutical manufacturer pricing policies, and potential changes in Federal government rules and regulations. The Company’s Specialty Group has been growing at rates significantly in excess of overall pharmaceutical market growth. The majority of this Group’s revenue is generated from the distribution of pharmaceuticals to physicians who specialize in a variety of disease states, such as oncology, nephrology, and rheumatology. Additionally, the Specialty Group distributes vaccines and blood plasma. The Specialty Group’s oncology business has continued to outperform the market and continues to be the Specialty Group’s most significant contributor to revenue growth. As early as January 2005, the Specialty Group’s business may be adversely impacted by proposed changes in the reimbursement rates for certain pharmaceuticals, including oncology drugs. The reimbursement changes recently proposed by the U.S. Department of Health and Human Services pursuant to Medicare Modernization Act, or that may be proposed in the future, may have the effect of reducing the amount of medications administered by physicians in their offices, which may force patients to other healthcare providers. This may result in slower or reduced growth in revenues for the Specialty Group. Although the Specialty Group is preparing contingency plans to enable it to retain its distribution volume, there can be no assurance that the Specialty Group will retain all of the distribution volume currently going through the physician channel.

Pharmaceutical Distribution gross profit of $1,648.7 million in the fiscal year ended September 30, 2004 reflects a decrease of 3% from $1,700.0 million in the prior fiscal year. As a percentage of operating revenue, gross profit in the fiscal year ended September 30, 2004 was 3.43%, as compared to 3.81% in the prior fiscal year. The decline in gross profit as a percentage of operating revenue was the result of: a reduction in profits related to pharmaceutical manufacturer price increases; the VA contract loss; the continuing competitive environment, which has led to a number of contract renewals with reduced profitability; and the negative impact of a change in customer mix to a higher percentage of large institutional, mail order and chain accounts. Downward pressures on sell-side gross profit margin are expected to continue and there can be no assurance that increases in the buy-side component of the gross margin, including increases derived from manufacturer price increases, negotiated deals and alternate source market opportunities, will be available in the future to fully or partially offset the anticipated decline of the sell-side margin. The Company expects that buy-side purchasing opportunities will continue to decrease in the future as pharmaceutical manufacturers increasingly seek to control the supply channel through product allocations that limit the inventory the Company can purchase and through the imposition of inventory management and other agreements that prohibit or restrict the Company’s right to purchase inventory from alternate source suppliers. Although the Company seeks in any such agreements to obtain appropriate compensation from pharmaceutical manufacturers for foregoing buy-side purchasing opportunities, there can be no assurance that the agreements will function as intended and replace any or all lost profit opportunities. In addition, a significant amount of the Company’s payments under current pharmaceutical manufacturer agreements are triggered by pharmaceutical manufacturer price increases. These may lead to significant earnings volatility. Although the Company is negotiating with pharmaceutical manufacturers to change the payment trigger and lessen its dependence on pharmaceutical manufacturer price increases, there can be no assurance that the Company will be successful in transforming its relationships to a fee-for-service structure from their current structure. The Company’s cost of goods sold includes a LIFO provision that is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

Pharmaceutical Distribution operating expenses of $900.1 million in the fiscal year ended September 30, 2004 reflect a decrease of 1% from $908.7 million in the prior fiscal year. As a percentage of operating revenue, operating expenses in the fiscal year ended September 30, 2004 were 1.87%, as compared to 2.03% in the prior fiscal year, an improvement of 16 basis points. The decrease in the expense percentage reflects the changing customer mix described above, efficiencies of scale, the elimination of redundant costs through the integration processes, continued emphasis on productivity throughout the Company’s distribution network, and a significant reduction in bad debt expense of $33.9 million (including a $17.5 million reduction of a previously recorded allowance for doubtful account as a result of a settlement with a former customer).

Pharmaceutical Distribution operating income of $748.6 million in the fiscal year ended September 30, 2004 reflects a decrease of 5% from $791.2 million in the prior fiscal year. As a percentage of operating revenue, operating income in the fiscal year ended September 30, 2004 was 1.56%, as compared to 1.77% in the prior fiscal year. The decline over the prior-year percentage was due to a reduction in gross margins in excess of the declines in the operating expense ratios. While management historically has been able to lower expense ratios there can be no assurance that reductions will occur in the future, or that expense ratio reductions will offset possible declines in gross margins.

PharMerica Segment

PharMerica operating revenue of $1,575.3 million for the fiscal year ended September 30, 2004 reflects a decrease of 2% from $1,608.2 million in the prior fiscal year. PharMerica’s decline in operating revenue is primarily due to the loss of two significant customers in the Workers’ Compensation business, the discontinuance of the sale of healthcare products within the Long-Term Care business and the loss of a Long-Term Care business customer because it was acquired by a customer of a competitor. The future operating revenue growth rate may be impacted by competitive pressures, changes in the regulatory environment (including reimbursement changes arising from the Medicare Modernization Act) and the pharmaceutical inflation rate.

PharMerica gross profit of $479.7 million for the fiscal year ended September 30, 2004 reflects a decrease of 9% from $525.6 million in the prior fiscal year. As a percentage of operating revenue, gross profit in the fiscal year ended September 30, 2004 was 30.45%, as compared to 32.69% in the prior fiscal year. The decline in gross profit is primarily due to industry competitive pressures, and a reduction in the rates of reimbursement for the services provided by PharMerica, which continue to adversely affect gross profit margins in both the Workers’ Compensation business and the Long-Term Care business.

PharMerica operating expenses of $357.9 million for the fiscal year ended September 30, 2004 reflect a decrease of 15% from $421.8 million in the prior fiscal year. As a percentage of operating revenue, operating expenses were reduced to 22.72% in the fiscal year ended September 30, 2004 from 26.23% in the prior fiscal year. The percentage reduction was primarily due to aggressive cost reductions in response to the decline in operating revenue, a significant reduction in bad debt expense of $22.4 million (including a $9.1 million recovery from a customer) due to continued improvements made in credit and collection practices, a $12.1 million reduction in sales and use tax liability due to favorable audit experience and other settlements, and continued improvements in operating practices of both the Workers’ Compensation and the Long-Term Care businesses.

PharMerica operating income of $121.8 million for the fiscal year ended September 30, 2004 increased by 17% from $103.8 million in the prior fiscal year. As a percentage of operating revenue, operating income in the fiscal year ended September 30, 2004 was 7.74%, as compared to 6.46% in the prior fiscal year. The improvement was due to the aforementioned reduction in the operating expense ratio, which was greater than the reduction in gross profit margin. While management historically has been able to lower expense ratios there can be no assurance that reductions will occur in the future, or that expense ratio reductions will exceed possible further declines in gross margins.

Intersegment Eliminations

These amounts represent the elimination of the Pharmaceutical Distribution segment’s sales to PharMerica. ABDC is the principal supplier of pharmaceuticals to PharMerica.

Consolidated Results for Year ended September 30, 2003 compared with Year ended September 30, 2002

Operating revenue, which excludes bulk deliveries, for the fiscal year ended September 30, 2003 increased 13% to $45.5 billion from $40.2 billion in the prior fiscal year. This increase was primarily due to increased operating revenue in the Pharmaceutical Distribution segment.

The Company reports as revenue bulk deliveries to customer warehouses, whereby the Company acts as an intermediary in the ordering and delivery of pharmaceutical products. Bulk deliveries for the fiscal year ended September 30, 2003 decreased 17% to $4.1 billion from $5.0 billion in the prior fiscal year. The decrease was primarily due to the Company’s conversion of a portion of its bulk and other direct business with its primary bulk delivery customer to business serviced through the Company’s various warehouses. Due to the insignificant service fees generated from these bulk deliveries, fluctuations in volume have no significant impact on operating margins. However, revenue from bulk deliveries had a positive impact to the Company’s cash flows due to favorable timing between the customer payments to the Company and the payments by the Company to its suppliers.

Gross profit of $2,225.6 million in the fiscal year ended September 30, 2003 reflected an increase of 11% from $2,009.8 million in the prior fiscal year. As a percentage of operating revenue, gross profit in the fiscal year ended September 30, 2003 was 4.90%, as compared to the prior-year percentage of 5.00%. The decrease in gross profit percentage in comparison with the prior fiscal year reflected declines in both the Pharmaceutical Distribution and PharMerica segments primarily due to changes in customer mix and competitive pressures, offset in part by the positive aggregate margin impact resulting from the Company’s recent acquisitions.

DSAD&A of $1,330.6 million in the fiscal year ended September 30, 2003 reflected an increase of 5% compared to $1,270.0 million in the prior fiscal year. As a percentage of operating revenue, DSAD&A in the fiscal year ended September 30, 2003 was 2.93% compared to 3.16% in the prior fiscal year. The decline in DSAD&A percentage from the prior fiscal year ratio reflected improvements in both the Pharmaceutical Distribution and PharMerica segments due to customer mix changes, operational efficiencies and continued benefits from the integration plans.

In 2001, the Company developed integration plans to consolidate its distribution network and eliminate duplicative administrative functions, which resulted in synergies of approximately $150 million on an annual basis. The Company’s plan, as revised, is to have a distribution facility network consisting of less than 30 facilities in the next two to three years. This will be accomplished by building six new facilities and closing facilities. During fiscal 2003, the Company began construction activities on three of its new facilities and completed two of the seven facility expansions. During fiscal 2003 and 2002, the Company closed six and seven distribution facilities, respectively.

In September 2001, the Company announced plans to close seven distribution facilities in fiscal 2002, consisting of six former AmeriSource facilities and one former Bergen facility. A charge of $10.9 million was recognized in the fourth quarter of fiscal 2001 related to the AmeriSource facilities, and included $6.2 million of severance for approximately 260 warehouse and administrative personnel to be terminated, $2.3 million in lease and contract cancellations, and $2.4 million for the write-down of assets related to the facilities to be closed. Approximately $0.2 million of costs related to the Bergen facility were included in the merger purchase price allocation. During the fiscal year ended September 30, 2003, severance accruals of $1.8 million recorded in September 2001 were reversed into income because certain employees who were expected to be severed either voluntarily left the Company or were retained in other positions within the Company.

During the fiscal year ended September 30, 2002, the Company announced further integration initiatives relating to the closure of Bergen’s repackaging facility and the elimination of certain Bergen administrative functions, including the closure of a related office facility. The cost of these initiatives of approximately $19.2 million, which included $15.8 million of severance for approximately 310 employees to be terminated, $1.6 million for lease cancellation costs, and $1.8 million for the write-down of assets related to the facilities to be closed, resulted in additional goodwill being recorded during fiscal 2002.

The Company had announced plans to close six distribution facilities in fiscal 2003 and eliminate certain administrative and operational functions (“the fiscal 2003 initiatives”). As of September 30, 2003, the six facilities were closed. During the fiscal year ended September 30, 2003, the Company recorded severance costs of $10.3 million and lease cancellation costs of $1.1 million relating to the fiscal 2003 initiatives.

The Company paid a total of $13.8 million and $15.6 million for employee severance and lease and contract cancellation costs in the fiscal years ended September 30, 2003 and 2002, respectively, related to the aforementioned integration plans. Remaining unpaid amounts of $5.0 million for employee severance and lease cancellation costs are included in accrued expenses and other in the accompanying consolidated balance sheet at September 30, 2003. Most employees receive their severance benefits over a period of time, generally not to exceed 12 months, while others may receive a lump-sum payment.

During the fiscal year ended September 30, 2002, the Company expensed approximately $24.2 million of merger costs, primarily related to integrating the operations of AmeriSource and Bergen. Such costs were comprised primarily of consulting fees, which amounted to $16.6 million. The merger costs also included a $2.1 million adjustment to the Company’s fourth quarter 2001 charge of $6.5 million relating to the accelerated vesting of AmeriSource stock options. Effective October 1, 2002, the Company converted its merger integration office to an operations management office. Accordingly, the costs of the operations management office are included within distribution, selling and administrative expenses in the Company’s consolidated statements of operations.

Operating income of $886.1 million for the fiscal year ended September 30, 2003 reflected an increase of 24% from $715.6 million in the prior fiscal year. Facility consolidations and employee severance reduced the Company’s operating income by $8.9 million in the fiscal year ended September 30, 2003 and by $24.2 million in the prior fiscal year. The Company’s operating income as a percentage of operating revenue was 1.95% in the fiscal year ended September 30, 2003 compared to 1.78% in the prior fiscal year. The improvement was primarily due to the lower amount of special items and the aforementioned DSAD&A expense percentage reduction.

The Company recorded other losses of $8.0 million and $5.6 million during the fiscal years ended September 30, 2003 and 2002, respectively. These amounts primarily consisted of impairment charges relating to investments in technology companies.

During the fiscal year ended September 30, 2003, the Company recorded a $4.2 million loss resulting from the early retirement of debt (see Note 5 of Notes to Consolidated Financial Statements).

Interest expense increased 3% in the fiscal year ended September 30, 2003 to $144.7 million from $140.7 million in the prior fiscal year. Average borrowings, net of cash, under the Company’s debt facilities during the fiscal year ended September 30, 2003 were $2.3 billion as compared to average borrowings, net of cash, of $2.0 billion in the prior fiscal year. Average borrowing rates under the Company’s debt facilities decreased to 5.6% in the fiscal year ended September 30, 2003 from 6.1% in the prior fiscal year. The increase in average borrowings, net of cash, was primarily a result of additional merchandise inventories on hand during the fiscal year ended September 30, 2003 compared to the prior fiscal year. The decrease in average borrowing rates resulted from lower percentages of fixed rate debt outstanding to total debt outstanding in the fiscal year ended September 30, 2003 compared to the prior fiscal year, as well as lower market interest rates on variable-rate debt.

Income tax expense of $286.1 million in the fiscal year ended September 30, 2003 reflected an effective income tax rate of 39.2% versus 39.7% in the prior fiscal year. The Company has been able to lower its effective income tax rate during the current fiscal year by implementing tax-planning strategies.

Income from continuing operations of $443.1 million for the fiscal year ended September 30, 2003 reflects an increase of 29% from $343.2 million in the prior fiscal year. Diluted earnings per share from continuing operations of $3.91 for the fiscal year ended September 30, 2003 reflects an increase of 25% from $3.14 per share in the prior fiscal year. Facility consolidations and employee severance and the loss on early retirement of debt had the effect of decreasing net income from continuing operations by $8.0 million and reducing diluted earnings per share from continuing operations by $0.07 for the fiscal year ended September 30, 2003. Merger costs had the effect of decreasing income from continuing operations by $14.6 million and reducing diluted earnings per share from continuing operations by $0.13 for the fiscal year ended September 30, 2002.

During fiscal 2005, the Company decided to discontinue the operations of its patient safety software and cosmetics distribution businesses as a result of their divestiture. Loss from discontinued operations, net of tax, was $1.8 million for the fiscal year ended September 30, 2003 compared to income from discontinued operations, net of tax, of $1.7 million in the prior fiscal year.

Net income of $441.2 million for the fiscal year ended September 30, 2003 reflected an increase of 28% from $344.9 million in the prior fiscal year. Diluted earnings per share of $3.89 in the fiscal year ended September 30, 2003 reflected a 23% increase as compared to $3.16 per share in the prior fiscal year. The growth in earnings per share was less than the growth in net income for the fiscal year ended September 30, 2003 due to the issuance of Company common stock in connection with acquisitions and in connection with the exercise of stock options.

Segment Information

Pharmaceutical Distribution Segment

Pharmaceutical Distribution operating revenue of $44.7 billion for the fiscal year ended September 30, 2003 reflected an increase of 13% from $39.5 billion in the prior fiscal year. The Company’s recent acquisitions contributed less than 0.5% of the segment operating revenue growth for the fiscal year ended September 30, 2003. During the fiscal year ended September 30, 2003, 57% of operating revenue was from sales to institutional customers and 43% was from retail customers; this compares to a customer mix in the prior fiscal year of 53% institutional and 47% retail on a historical basis. In comparison with the prior-year results, sales to institutional customers increased by 21% primarily due to (i) the previously mentioned conversion of bulk delivery and other direct business with the Company’s primary bulk delivery customer to business serviced through the Company’s various warehouses, which contributed 4% of the total operating revenue growth; (ii) above market rate growth of the ABSG specialty pharmaceutical business; and (iii) higher revenues from customers engaged in the mail order sale of pharmaceuticals. Sales to retail customers increased by 4% over the prior fiscal year. The growth rate of sales to retail customers had declined during fiscal 2003 compared to the fiscal 2002 growth primarily due to lower growth trends in the retail market and the below market growth of certain of the Company’s large regional chain customers. Additionally, retail sales in the second-half of fiscal 2003 were adversely impacted by the loss of a large customer. This segment’s growth largely reflected U.S. pharmaceutical industry conditions, including increases in prescription drug utilization and higher pharmaceutical prices, offset, in part, by the increased use of lower priced generics. The segment’s growth was also impacted by industry competition and changes in customer mix.

Pharmaceutical Distribution gross profit of $1,700.0 million in the fiscal year ended September 30, 2003 reflected an increase of 12% from $1,515.9 million in the prior fiscal year. As a percentage of operating revenue, gross profit in the fiscal year ended September 30, 2003 was 3.81%, as compared to 3.84% in the prior fiscal year. The slight decline in gross profit as a percentage of operating revenue was the net result of the negative impact of a change in customer mix to a higher percentage of large institutional, mail order and chain accounts, and the continuing competitive environment, offset primarily by the positive aggregate impact of recently-acquired companies, which amounted to 15 basis points in the fiscal year ended September 30, 2003. The Company’s cost of goods sold includes a LIFO provision that is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

Pharmaceutical Distribution operating expenses of $908.7 million in the fiscal year ended September 30, 2003 reflected an increase of 6% from $859.5 million in the prior fiscal year. As a percentage of operating revenue, operating expenses in the fiscal year ended September 30, 2003 were 2.03%, as compared to 2.18% in the prior fiscal year. The decrease in the expense percentage reflects the changing customer mix described above, efficiencies of scale, the elimination of redundant costs through the merger integration process, the continued emphasis on productivity throughout the Company’s distribution network and a reduction of bad debt expense, offset, in part, by higher expense ratios associated with the Company’s recent acquisitions.

Pharmaceutical Distribution operating income of $791.2 million in the fiscal year ended September 30, 2003 reflected an increase of 21% from $656.4 million in the prior fiscal year. As a percentage of operating revenue, operating income in the fiscal year ended September 30, 2003 was 1.77%, as compared to 1.66% in the prior fiscal year. The improvement over the prior-year percentage was due to a reduction in the operating expense ratio in excess of the decline in gross margin, which was partially the result of the Company’s ability to capture synergy cost savings from the merger.

PharMerica Segment

PharMerica operating revenue increased 9% for the fiscal year ended September 30, 2003 to $1,608.2 million compared to $1,475.0 million in the prior fiscal year. This increase was principally attributable to growth in PharMerica’s Workers’ Compensation business, which grew at a faster rate than its Long-Term Care business. During the second half of fiscal 2003, the growth rate of the Workers’ Compensation business began to slow down, partially due to the loss of a significant customer.

PharMerica gross profit of $525.6 million for the fiscal year ended September 30, 2003 increased 6% from gross profit of $494.0 million in the prior fiscal year. PharMerica’s gross profit margin declined slightly to

32.69% for the fiscal year ended September 30, 2003 from 33.49% in the prior fiscal year. This decrease was primarily the result of a change in the sales mix, with a greater proportion of PharMerica’s current year revenues coming from its Workers’ Compensation business, which has lower gross profit margins and lower operating expenses than its Long-Term Care business. In addition, industry competitive pressures adversely affected gross profit margins.

PharMerica operating expenses of $421.8 million for the fiscal year ended September 30, 2003 increased from $410.5 million in the prior fiscal year. As a percentage of operating revenue, operating expenses were reduced to 26.23% in the fiscal year ended September 30, 2003 from 27.83% in the prior fiscal year. The percentage reduction was primarily due to the continued improvements in operating practices, the aforementioned shift in customer mix toward the Workers Compensation business and a reduction in bad debt expense.

PharMerica operating income of $103.8 million for the fiscal year ended September 30, 2003 increased by 24% from $83.5 million in the prior fiscal year. As a percentage of operating revenue, operating income in the fiscal year ended September 30, 2003 was 6.46%, as compared to 5.66% in the prior fiscal year. The improvement was due to the aforementioned reduction in the operating expense ratio, which was greater than the reduction in gross profit margin.

Intersegment Eliminations

These amounts represent the elimination of the Pharmaceutical Distribution segment’s sales to PharMerica. AmerisourceBergen Drug Company is the principal supplier of pharmaceuticals to PharMerica.

Critical Accounting Policies

Critical accounting policies are those accounting policies that can have a significant impact on the Company’s financial position and results of operations and require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates. Below are those policies applied in preparing the Company’s financial statements that management believes are the most dependent on the application of estimates and assumptions.

Allowance for Doubtful Accounts

Trade receivables are primarily comprised of amounts owed to the Company for its pharmaceutical distribution and services activities and are presented net of an allowance for doubtful accounts and a reserve for customer sales returns. In determining the appropriate allowance for doubtful accounts, the Company considers a combination of factors, such as industry trends, its customers’ financial strength and credit standing, and payment and default history. The calculation of the required allowance requires a substantial amount of judgment as to the impact of these and other factors on the ultimate realization of its trade receivables.

Supplier Reserves

The Company establishes reserves against amounts due from its suppliers relating to various price and rebate incentives, including deductions or billings taken against payments otherwise due them from the Company. These reserve estimates are established based on the status of current outstanding claims, historical experience with the suppliers, the specific incentive programs and any other pertinent information available to the Company. The ultimate outcome of the outstanding claims may be different than the Company’s original estimate and may require adjustment.

Loss Contingencies

The Company accrues for loss contingencies related to litigation in accordance with Statement of Financing Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies.” An estimated loss contingency is accrued in the Company’s consolidated financial statements it if is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Assessing contingencies is highly subjective and requires judgments about future events. The Company regularly reviews loss contingencies to determine the adequacy of the accruals and related disclosures. The amount of the actual loss may differ significantly from these estimates.

Merchandise Inventories

Inventories are stated at the lower of cost or market. Cost for approximately 92% and 94% of the Company’s inventories at September 30, 2004 and 2003, respectively, are determined using the last-in, first-out (“LIFO”) method. If the Company had used the first-in, first-out (“FIFO”) method of inventory valuation, which approximates current replacement cost, inventories would have been approximately $166.1 million and $169.4 million higher than the amounts reported at September 30, 2004 and 2003, respectively.

Goodwill and Intangible Assets

The Company accounts for purchased goodwill and intangible assets in accordance with Financial Accounting Standards Board (“FASB”) SFAS No. 142 “Goodwill and Other Intangible Assets.” Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. Intangible assets with finite lives, primarily customer relationships, non-compete agreements and software technology, will continue to be amortized over their useful lives.

In order to test goodwill and intangible assets with indefinite lives under SFAS No. 142, a determination of the fair value of the Company’s reporting units and intangible assets with indefinite lives is required and is based, among other things, on estimates of future operating performance of the reporting unit being valued. The Company is required to complete an impairment test for goodwill and intangible assets with indefinite lives, and record any resulting impairment losses annually. Changes in market conditions, among other factors, may have an impact on these estimates. The Company completed its required annual impairment tests in the fourth quarters of fiscal 2004 and 2003 and determined that there was no impairment.

Stock Options

The Company may elect to account for stock options using either Accounting Principles Board Opinion No. 25, “Accounting for Stock issued to Employees,” (“APB 25”) or SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company has elected to use the accounting method under APB 25 and the related interpretations to account for its stock options. Under APB 25, generally, when the exercise price of the Company’s stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Had the Company elected to use SFAS No. 123 to account for its stock options under the fair value method, it would have been required to record compensation expense and as a result, diluted earnings per share for the fiscal years ended September 30, 2004, 2003 and 2002 would have been lower by $0.74, $0.16 and $0.10, respectively.

Liquidity and Capital Resources

The following table illustrates the Company’s debt structure at June 30, 2005, including availability under revolving credit facilities and the receivables securitization facility (in thousands):

	Outstanding Balance	Additional Availability
Fixed-Rate Debt:
8 1/8% senior notes due 2008	$500,000	$—
7 1/4% senior notes due 2012	300,000	—
Other	2,532	—

Total fixed-rate debt	802,532	—

Variable-Rate Debt:
Blanco revolving credit facility due 2006	55,000	—
Revolving credit facility due 2009	—	691,365
Receivables securitization facility due 2007	—	1,050,000

Total variable-rate debt	55,000	1,741,365

Total debt, including current portion	$857,532	$1,741,365

The Company’s $1.7 billion of aggregate availability under its revolving credit facilities and its receivables securitization facility provide sufficient sources of capital to fund the Company’s working capital requirements.

In July 2003, the Company entered into a $1.05 billion receivables securitization facility (“Receivables Securitization Facility”). In connection with the Receivables Securitization Facility, ABDC sells on a revolving basis certain accounts receivable to AmeriSource Receivables Financial Corporation, a wholly owned special purpose entity, which in turn sells a percentage ownership interest in the receivables to commercial paper conduits sponsored by financial institutions. ABDC is the servicer of the accounts receivable under the Receivables Securitization Facility. After the maximum limit of receivables sold has been reached and as sold receivables are collected, additional receivables may be sold up to the maximum amount available under the facility. In December 2004, the Company amended its Receivables Securitization Facility and under the terms of the amendment the $550 million (three-year tranche) originally scheduled to expire in July 2006 was increased to $700 million and the expiration date was extended to December 2007. Additionally, the $500 million (364-day tranche) scheduled to expire in July 2005 was reduced to $350 million and the expiration date was extended to December 2005. Interest rates are based on prevailing market rates for short-term commercial paper plus a program fee, and will vary based on the Company’s debt ratings. In April 2005, the Company’s debt rating was raised by one of the rating agencies and in accordance with the terms of the Receivables Securitization Facility, the program fees were lowered. The program fee was 60 basis points for the three-year tranche and 35 basis points for the 364-day tranche as of June 30, 2005. Additionally, the commitment fee on any unused credit was reduced to 20 basis points for the three-year tranche and to 17.5 basis points for the 364-day tranche. Borrowings and payments under the Securitization Facility are applied on a pro-rata basis to the $700 million and $350 million tranches. At June 30, 2005, there were no borrowings under the Receivables Securitization Facility. In connection with entering into the Receivables Securitization Facility and the amendments thereto, the Company incurred approximately $2.8 million of costs, which were deferred and are being amortized over the life of the facility. The facility is a financing vehicle utilized by the Company because it offers an attractive interest rate relative to other financing sources. The Company securitizes its trade accounts, which are generally non-interest bearing, in transactions that are accounted for as borrowings under Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”

In December 2004, the Company entered into a new $700 million five-year senior unsecured revolving credit facility (the “Senior Revolving Credit Facility”) with a syndicate of lenders. The Senior Revolving Credit Facility replaced the Senior Credit Agreement (defined below). There were no borrowings outstanding under the

Senior Revolving Credit Facility at June 30, 2005. Interest on borrowings under the Senior Revolving Credit Facility accrues at specific rates based on the Company’s debt rating. In April 2005, the Company’s debt rating was raised by one of the rating agencies and in accordance with the terms of the Senior Revolving Credit Facility, interest on borrowings will accrue at lower rates, either 80 basis points over LIBOR or the prime rate at June 30, 2005. The Company pays quarterly facility fees to maintain the availability under the Senior Revolving Credit Facility at specific rates based on the Company’s debt rating. In April 2005, the rate payable to maintain the availability of the $700 million commitment was reduced to 20 basis points per annum resulting from the Company’s improved debt rating. In connection with entering into the Senior Revolving Credit Facility, the Company incurred approximately $2.5 million of costs, which were deferred and are being amortized over the life of the facility. The Company may choose to repay borrowings or reduce its commitments under the Senior Revolving Credit Facility at any time. The Senior Revolving Credit Facility contains covenants that impose limitations on, among other things, additional indebtedness, distributions and dividends to stockholders, and investments. These covenants are less restrictive than those under the Senior Credit Agreement, thereby providing the Company with greater financial flexibility. Additional covenants require compliance with financial tests, including leverage and minimum earnings to fixed charges ratios.

The Senior Credit Agreement consisted of a $1.0 billion revolving credit facility (the “Revolving Facility”) and a $300 million term loan facility (the “Term Facility”), both of which had been scheduled to mature in August 2006. The Term Facility had scheduled quarterly maturities, which began in December 2002, totaling $60 million in each of fiscal 2003 and 2004, and $80 million and $100 million in fiscal 2005 and 2006, respectively. The scheduled term loan payments were made in fiscal 2004 and 2003. In December 2004, in connection with entering into the new Senior Revolving Credit Facility, as defined above, the Company repaid the remaining $180 million outstanding under the Term Facility and there were no borrowings outstanding under the Revolving Facility. In connection with the early repayment of the Term Facility, the Company incurred a loss of $1.0 million relating to the write-off of deferred financing costs.

During the quarter ended June 30, 2005, the Company paid $100 million to repay the Bergen 7 1/4% Senior Notes due June 1, 2005, upon their maturity.

In December 2000, the Company issued $300.0 million of 5% convertible subordinated notes due December 1, 2007. The notes had an annual interest rate of 5%, payable semiannually, and were convertible into common stock of the Company at $52.97 per share at any time before their maturity or their prior redemption or repurchase by the Company. In December 2004, the Company announced that it would redeem its 5% convertible subordinated notes at a redemption price of 102.143% of the principal amount of the notes plus accrued interest through the redemption date of January 3, 2005. The noteholders were given the option to accept cash or convert the notes to common stock of the Company. The notes were convertible into 5,663,730 shares of common stock, which translated to a conversion ratio of 18.8791 shares of common stock for each $1,000 principal amount of notes. Through January 3, 2005, the Company issued 5,663,144 shares of common stock from treasury to noteholders to redeem substantially all of the notes and paid $31,000 to redeem the remaining notes. The Company subsequently repurchased 5.7 million shares of common stock in the quarter ended March 31, 2005, substantially equivalent to the number of common stock shares issued in connection with the conversion of the 5% notes.

The Company’s most significant market risk is the effect of changing interest rates. The Company manages this risk by using a combination of fixed-rate and variable-rate debt. At June 30, 2005, the Company had approximately $803 million of fixed-rate debt with a weighted average interest rate of 7.8% and $55 million of variable-rate debt with a weighted average interest rate of 4.1%. The amount of variable-rate debt fluctuates during the year based on the Company’s working capital requirements. The Company periodically evaluates various financial instruments that could mitigate a portion of its exposure to variable interest rates. However, there are no assurances that such instruments will be available on terms acceptable to the Company. There were no such financial instruments in effect at June 30, 2005. For every $100 million of unhedged variable-rate debt outstanding, a 41 basis-point increase in interest rates (one-tenth of the average variable-rate at June 30, 2005) would increase the Company’s annual interest expense by $0.4 million.

The Company’s operating results have generated cash flow, which, together with availability under its debt agreements and credit terms from suppliers, has provided sufficient capital resources to finance working capital and cash operating requirements, and to fund capital expenditures, acquisitions, repayment of debt, the payment of interest on outstanding debt and repurchases of shares of the Company’s common stock. We previously estimated that cash to be provided by operations for fiscal 2005 would be between $900 million and $1.0 billion. Cash flow from operations for the nine months ended June 30, 2005 was $1.25 billion primarily due to the significant decline in merchandise inventories and an increase in accounts payable during the nine months ended June 30, 2005. The significant decline in merchandise inventories during the nine months ended June 30, 2005 reflected the impact of the business model transition, including increasing compliance under current inventory management and fee-for-service agreements. We are currently estimating that cash provided by operations for fiscal 2005 will be between $1.1 billion and $1.3 billion and expect inventories to be in the low-to-mid $4 billion range for the remainder of the fiscal year. We do not anticipate the Company will experience similar amounts of working capital reduction in future years and thus the Company expects to return to a more normalized level of cash flow from operations after fiscal 2005.

The Company’s primary ongoing cash requirements will be to finance working capital, fund the scheduled repayment of debt and the payment of interest on debt, finance merger integration initiatives and fund capital expenditures and routine growth and expansion through new business opportunities. Significant cash flows from operations primarily resulting from the business model transition, as discussed above, has resulted in a record low debt-to-capital ratio of 17.0% and a net debt to total capital ratio of less than zero. The Company is actively evaluating its alternatives to deploy its excess capital and, as a result, is considering the repurchase of additional shares of common stock, the repayment or retirement of debt (including redemptions, market purchases or tenders), and strategic acquisitions. Future cash flows from operations and borrowings are expected to be sufficient to fund the Company’s ongoing cash requirements.

Following is a summary of the Company’s contractual obligations for future principal payments on its debt, minimum rental payments on its noncancelable operating leases and minimum payments on its other commitments at June 30, 2005 (in thousands):

	Payments Due by Period
	Total	Within 1 year	1-3 years	4-5 years	After 5 years
Debt	$857,532	$56,464	$1,068	$500,000	$300,000
Operating Leases	210,259	62,228	82,101	41,713	24,217
Other Commitments	1,291,429	59,270	115,934	252,759	863,466

Total	$2,359,220	$177,962	$199,103	$794,472	$1,187,683

The $55 million Blanco revolving credit facility, which was scheduled to expire in May 2005, was replaced by a new $55 million facility. The new facility, which is due in April 2006, is guaranteed by the Company. The $55 million Blanco revolving credit facility is included in the “Within 1 year” column in the above repayment table. However, the borrowing is not classified in the current portion of long-term debt on the consolidated balance sheet at June 30, 2005 because the Company has the ability and intent to refinance it on a long-term basis.

In December 2004, the Company entered into a distribution agreement with a Canadian influenza vaccine manufacturer to distribute product through March 31, 2015. The agreement includes a commitment to purchase at least 12 million doses per year of the influenza vaccine provided the vaccine is approved and available for distribution in the United States by the Food and Drug Administration (“FDA”). The Company will be required to purchase the annual doses at market prices, as adjusted for inflation and other factors. We expect the Canadian manufacturer will receive FDA approval by the 2006/2007 influenza season; however, FDA approval may be received earlier. If the initial year of the purchase commitment begins in fiscal 2007, then the Company anticipates its purchase commitment for that year will approximate $66 million. The Company anticipates its total purchase commitment (assuming the commitment commences in fiscal 2007) will be approximately $1.1 billion. The influenza vaccine commitment is included in Other Commitments in the above table.

In connection with its integration plan, the Company will have six new distribution facilities (four of which were operational as of June 30, 2005). Five of the new distribution facilities will be owned by the Company. In December 2002, the Company entered into a 15-year lease obligation totaling $17.4 million for the other new facility; this obligation is reflected in Operating Leases in the above table. The Company has been entering into commitments with a construction development company relating to site selection, purchase of land, design and construction of the new facilities to be owned. The Company has paid the construction development company $84.5 million for the four substantially completed facilities and has no further commitments relating to these facilities. As of June 30, 2005, the Company has $12.3 million of remaining commitments relating to the construction of the fifth facility to be owned. This facility commitment is included in Other Commitments in the above table.

During the quarter ended June 30, 2005, the Company decided to outsource a significant portion of its information technology activities and entered into a ten-year commitment, effective July 1, 2005, with a third party service provider, which will assume responsibility for performing the outsourced information technology activities following the completion of certain transition matters. The Company estimates that it will incur approximately $20 million to $25 million of transition costs within the next 12 months in connection with this plan. These transition costs will include employee severance and other contract expenses. The Company expects to incur approximately one-half of these costs in its fourth quarter of fiscal 2005. The minimum commitment under the outsourcing arrangement is approximately $200 million (excluding the above-mentioned transition costs) over a ten-year period; however, the Company believes it will likely spend between $300 million and $400 million to maintain and improve its information technology infrastructure during that period. The Company has included the minimum contractual commitment of $200 million in Other Commitments in the above table.

During the nine months ended June 30, 2005, the Company’s operating activities provided $1.25 billion of cash as compared to cash provided of $661.4 million in the prior-year period. Cash provided by operations during the nine months ended June 30, 2005 was principally the result of net income of $245.1 million; a decrease in merchandise inventories of $546.7 million; an increase in accounts payable, accrued expenses and income taxes of $507.3 million; and non-cash items of $137.5 million, offset partially by an increase in accounts receivable of $191.4 million. The inventory turnover rate for the Pharmaceutical Distribution segment improved to 9.8 times in the nine months ended June 30, 2005 from 8.1 times in the prior-year period. The improvement was derived from lower average inventory levels due to an increase in the number of inventory management and other vendor agreements, a reduction in buy-side profit opportunities, and a reduction in the number of distribution facilities. Additionally, the Company’s change in accounting for customer returns in fiscal 2004 had the impact of reducing the inventory turnover rate by 0.6 times in the nine months ended June 30, 2005. The increase in accounts payable, accrued expenses and income taxes is primarily due to the timing of purchases of merchandise inventories and cash payments to our vendors. Average days sales outstanding for the Pharmaceutical Distribution segment decreased to 15.3 days in the nine months ended June 30, 2005 from 17.6 days in the prior-year period. The Company’s change in accounting for customer sales returns had the effect of decreasing average days sales outstanding for the nine months ended June 30, 2005 by 2.0 days. Additionally, the remaining improvement in average days outstanding was driven by ABSG as they improved their average days sales outstanding by more than 4.0 days. Average days sales outstanding for the PharMerica segment were 39.7 days in the nine months ended June 30, 2005 compared to 38.6 days in the prior-year period. Operating cash uses during the nine months ended June 30, 2005 included $62.8 million in interest payments and $102.5 million of income tax payments, net of refunds. As previously discussed, it is anticipated that cash to be provided by operations for fiscal 2005 will be between $1.1 billion and $1.3 billion.

During the nine months ended June 30, 2004, the Company’s operating activities provided $661.4 million of cash as compared to cash used of $792.4 million in the prior-year period. Cash provided by operations during the nine months ended June 30, 2004 was principally the result of net income of $376.4 million, non-cash items of

$138.8 million, $138.1 million decrease in merchandise inventories, and $85.5 million increase in accounts payable, accrued expenses and income taxes, partially offset by an increase in accounts receivable of $80.0 million. The Company’s change in accounting for customer sales returns had the effect of increasing merchandise inventories and reducing accounts receivable by $320.4 million at June 30, 2004. Merchandise inventories declined due to an increase in the number of inventory management agreements with manufacturers. The turnover of merchandise inventories for the Pharmaceutical Distribution segment improved to 8.1 times in the nine months ended June 30, 2004 from 6.4 times in the prior-year period. The $65.1 million increase in accounts payable was primarily due to the timing of purchases of merchandise inventories and cash payments to our vendors. The increase in accounts receivable was largely due to the increase in average days sales outstanding. Average days sales outstanding for the Pharmaceutical Distribution segment increased to 17.6 days in the nine months ended June 30, 2004 from 16.9 days in the prior-year period. This increase was primarily due to the strong revenue growth of ABSG, which generally has a higher receivable investment than the traditional distribution business. Average days sales outstanding for the PharMerica segment improved to 38.6 days in the nine months ended June 30, 2004 from 39.8 days in the prior-year period due to continued emphasis on receivables management. Operating cash uses during the nine months ended June 30, 2004 included $85.4 million in interest payments and $153.0 million of income tax payments, net of refunds.

Capital expenditures for the nine months ended June 30, 2005 were $163.6 million and related principally to the construction of the new distribution facilities, investments in warehouse expansions and improvements, information technology and warehouse automation. The Company estimates that it will spend in the high end of the range of approximately $175 million to $200 million for capital expenditures during fiscal 2005.

Cash provided by investing activities for the nine months ended June 30, 2005 included $22.2 million from sale-leaseback transactions entered into by the Company with a financial institution and $3.6 million from the sale of the Company’s Rita Ann cosmetics business.

Capital expenditures for the nine months ended June 30, 2004 were $143.9 million and related principally to the transfer of ownership to the Company and payment for two of the Company’s new distribution facilities upon completion of construction, investments in warehouse improvements, information technology and warehouse automation.

During the nine months ended June 30, 2004, the Company paid $39.0 million for the remaining 40% equity interest in International Physician Networks. Additionally, the Company paid approximately $13.7 million in cash for MedSelect, Inc., a provider of automated medication and supply dispensing cabinets and $16.0 million in cash for Imedex, Inc., an accredited provider of continuing medical education for physicians.

During the nine months ended June 30, 2005, as described above, the Company repaid the remaining $180.0 million outstanding under the Term Loan Facility. Additionally, the Company paid $100.0 million to redeem the Bergen 7 1/4% Senior Notes upon their maturity. During the nine months ended June 30, 2005, the Company also acquired $786.2 million of its common stock outstanding.

The Company used $300.0 million to redeem the Subordinated Notes, $8.4 million to redeem the 6 7/8% Notes, and $45.0 million to repay the Term Facility during the nine months ended June 30, 2004.

In May 2005, the Company’s board of directors authorized the Company to purchase up to $450 million of its outstanding shares of common stock, subject to market conditions and to compliance with the stock repurchase restrictions contained in the indentures governing the Company’s Notes. During the quarter ended June 30, 2005, the Company acquired 1.4 million shares of common stock under this program for a total of $94.2 million. In August, 2005, subject to the completion of the Refinancing, the company’s board of directors authorized an increase in our common stock repurchase program to a total availability of $750.0 million. The Company expects to complete the original $450.0 million portion of the share repurchase program by the end of fiscal 2006.

In February 2005, the Company’s board of directors authorized the Company to purchase up to 5.7 million shares (substantially equivalent to the number of common stock shares issued in connection with the conversion of the 5% notes) of its outstanding common stock, subject to market conditions. During the quarter ended March 31, 2005, the Company acquired 0.4 million shares in the open market for a total of $25.9 million. In addition, on March 30, 2005, the Company entered into an Accelerated Share Repurchase (“ASR”) transaction with a financial institution to purchase the remaining 5.3 million shares immediately from the financial institution at a cost of $293.8 million. The financial institution subsequently purchased an equivalent number of shares in the open market through April 21, 2005. The ASR transaction was completed on April 21, 2005; as a result, the Company paid the financial institution a cash settlement of $16.6 million. The Company had acquired all the shares authorized under this program for a total of $336.3 million, which includes the above cash settlement of $16.6 million. The cash settlement was recorded as an adjustment to additional paid-in capital.

In August 2004, the Company’s board of directors authorized the Company to purchase up to $500 million of its outstanding shares of common stock, subject to market conditions. During the nine months ended June 30, 2005, the Company acquired 6.5 million shares of its common stock under this program for $355.3 million. As of June 30, 2005, the Company had acquired 9.3 million shares of its common stock to complete the $500 million repurchase program.

The Company has paid quarterly cash dividends of $0.025 per share on its common stock since the first quarter of fiscal 2002. Most recently, a dividend of $0.025 per share was declared by the Company’s board of directors on August 11, 2005, and was paid on September 6, 2005 to stockholders of record as of the close of business on August 22, 2005. The Company anticipates that it will continue to pay quarterly cash dividends in the future. However, the payment and amount of future dividends remain within the discretion of the Company’s board of directors and will depend upon the Company’s future earnings, financial condition, capital requirements and other factors.

Recently Issued Financial Accounting Standard

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share-Based Payment,” which requires companies to measure compensation cost for all share-based payments (including employee stock options) at fair value for interim or annual periods beginning after June 15, 2005. In April 2005, the U.S. Securities and Exchange Commission issued a new rule allowing public companies to delay the adoption of SFAS No. 123R to annual periods beginning after June 15, 2005. As a result, the Company will adopt SFAS No. 123R, using the modified-prospective transition method, beginning on October 1, 2005, and therefore, will begin to expense the fair value of all outstanding options over their remaining vesting periods to the extent the options are not fully vested as of the adoption date and will expense the fair value of all future options granted subsequent to September 30, 2005 over their service periods. The Company believes that the expensing of options may be material to the consolidated financial statements. Currently, the Company cannot determine the impact of adopting SFAS No. 123R as it will depend, among other things, on the number of share-based awards granted in the future.

Quantitative and Qualitative Disclosures About Market Risk.

The Company’s most significant market risk is the effect of changing interest rates. See discussion under “Liquidity and Capital Resources.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Revolving Credit Facility

In December 2004, the Company entered into a Senior Revolving Credit Facility with a syndicate of lenders. The following is a summary of the material terms of the Senior Revolving Credit Facility. As of August 31, 2005, there were no borrowings outstanding under the Senior Revolving Credit Facility, but letters of credit of approximately $8.6 million were outstanding.

Structure. The Senior Credit Facility consists of a revolving credit facility of up to $700.0 million.

Funding and Use of Proceeds. Subject to customary conditions, including the ongoing accuracy of representations and warranties in the credit agreement and the absence of defaults under the credit agreement, amounts available under the Senior Revolving Credit Facility may be borrowed, repaid and reborrowed on or after the effective date, as applicable, including extensions of credit in the form of letters of credit in an aggregate amount of up to $150.0 million, until the termination date thereof. The Senior Revolving Credit Facility may be used for general corporate purposes, including investments, acquisitions and the repayment of existing indebtedness. Availability under the Senior Revolving Credit Facility is reduced by the amount of outstanding letters of credit ($8.6 million at June 30, 2005).

Maturity and Scheduled Repayment. Unless terminated earlier, the Senior Credit Facility terminates five years after the effective date and its payable in full upon its maturity on the termination date. The Company may choose to repay or reduce its commitments under the Senior Revolving Credit Facility at any time.

Interest and Fees. Interest on borrowings under the Senior Revolving Credit Facility accrue at specific rates based on the Company’s debt rating. In April 2005, the Company’s debt rating was raised by one of the rating agencies and in accordance with the terms of the Senior Revolving Credit Facility, interest on borrowings will accrue at lower rates, either 80 basis points over LIBOR or the prime rate at June 30, 2005. The Company pays quarterly facility fees to maintain the availability under the Senior Revolving Credit Facility at specific rates based on the Company’s debt rating. In April 2005, the rate payable to maintain the availability of the $700 million commitment was reduced to 20 basis points per annum resulting from the Company’s improved debt rating. Also, the Company pays quarterly participation and fronting fees with respect to its participations in the letters of credit at specific rates.

Security. The Senior Credit Facility is unsecured, but is supported by the guarantees of the Company’s domestic subsidiaries, including the subsidiaries that will guaranty the notes. In addition, we are permitted under the Credit Agreement to consummate certain permitted acquisitions of foreign subsidiaries so long as, among other things, we pledge 65% of the voting shares and 100% of the non-voting shares of such foreign subsidiaries to our senior lenders. Any such pledge of foreign subsidiary shares in the future will not be available as security to the holders of the notes. We are currently in discussions to acquire a foreign entity which holds assets that would represent at acquisition closing less than 1% of the consolidated assets of AmerisourceBergen, although we can not assure you that this acquisition will be consummated. The Company intends to seek an amendment to the Credit Agreement to remove the stock pledge requirement for foreign entity acquisitions. However, in the event that the acquisition currently being discussed by the Company or any other acquisition of a foreign entity is consummated and we are unable to obtain an amendment to our Credit Agreement on terms satisfactory to us, then the lenders under the Credit Agreement will obtain security through the stock pledges that will not be available to the holders of the notes.

Covenants. The Senior Revolving Credit Facility contains affirmative covenants, including, but not limited to, covenants that require us to (i) provide financial statements and other information at certain times, (ii) provide notice of certain material events, (iii) maintain customary insurance policies, and (iv) comply with other customary affirmative covenants for transactions of this type. Additional covenants require compliance with financial tests, including leverage and minimum earnings to fixed charges. The Senior Revolving Credit Facility contains negative covenants, including, but not limited to, covenants that impose limitations on (i) additional indebtedness, (ii) additional liens, (iii) certain fundamental changes of the Company, including mergers, consolidations and liquidations, (iv) certain loans, guarantees, or an acquisition of another entity, (v) asset sales, and (vi) certain distributions with respect to equity and certain payments of indebtedness.

Events of Default. The Senior Credit Facility contains customary events of default, including, but not limited to: (i) failure to pay any principal, interest or fee, (ii) a material misrepresentation and warranties or breach of a covenant, (iii) bankruptcy and other insolvency related events, (iv) defaults under certain other agreements or instruments relating to indebtedness, (v) certain ERISA matters, (vi) judgments in excess of specified amounts, (vii) certain change of control events, and (viii) other customary events of default for transactions of this type.

Blanco Revolving Credit Facility

In April 2005, our operating subsidiary in Puerto Rico entered into a $55 million revolving credit facility, guaranteed by the Company which we refer to as the “Blanco Revolving Credit Facility.” The new facility expires in April 2006 and borrowings under the new facility bear interest at LIBOR plus 90 basis points.

Receivables Securitization Facility

In July 2003, the Company entered into a $1.05 billion Receivables Securitization Facility. In connection with the Receivables Securitization Facility, ABDC sells on a revolving basis certain accounts receivable to AmeriSource Receivables Financial Corporation, a wholly-owned special purpose entity, which in turn sells a percentage ownership interest in the receivables to commercial paper conduits sponsored by financial institutions. ABDC is the servicer of the accounts receivable under the Receivables Securitization Facility. After the maximum limit of receivables sold has been reached and as sold receivables are collected, additional receivables may be sold up to the maximum amount available under the facility. In December 2004, the Company amended the Receivables Securitization Facility and under the terms of the amendment the $550 million (three-year tranche) originally scheduled to expire in July 2006 was increased to $700 million and the expiration date was extended to December 2007. Additionally, the $500 million (364-day tranche) scheduled to expire in July 2005 was reduced to $350 million and the expiration date was extended to December 2005. Interest rates are based on prevailing market rates for short-term commercial paper plus a program fee, and will vary based on the Company’s debt ratings. In April 2005, the Company’s debt rating was raised by one of the rating agencies and in accordance with the terms of the Receivables Securitization Facility, the program fees were lowered. The program fee is 60 basis points for the three-year tranche and 35 basis points for the 364-day tranche at June 30, 2005. Additionally, the commitment fee on any unused credit was reduced to 20 basis points for the three-year tranche and to 17.5 basis points for the 364-day tranche at June 30, 2005. Borrowings and payments under the Receivables Securitization Facility are applied on a pro-rata basis to the $700 million and $350 million tranches. At June 30, 2005, there were no borrowings outstanding under the Receivables Securitization Facility.

The agreement governing the Receivables Securitization Facility contains restrictions and covenants which include limitations on the incurrence of additional indebtedness, making of certain restricted payments, issuance of preferred stock, creation of certain liens, and certain corporate acts such as mergers, consolidations and sale of substantially all assets.